UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Flushing Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FLUSHING FINANCIAL CORPORATION

1979 Marcus Avenue, Suite E140

Lake Success, New York 11042

(718) 961-5400

April 7, 2008

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Flushing Financial Corporation. The annual meeting will be held at the LaGuardia Marriott located at 102-05 Ditmars Boulevard, East Elmhurst, New York 11369, on May 20, 2008 at 2:00 p.m., New York time. The matters to be considered by stockholders at the annual meeting are described in the accompanying materials.

It is very important that you be represented at the annual meeting regardless of the number of shares you own. Whether or not you plan to attend the meeting in person, we urge you to vote as soon as possible. You may vote by marking, signing and dating your proxy card and returning it in the envelope provided. Alternatively, you may vote over the Internet or by telephone. Voting over the Internet, by telephone or by written proxy will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend. Please review the instructions on the proxy card regarding each of these voting options.

Your continued support of and interest in Flushing Financial Corporation are sincerely appreciated.

Sincerely,

Gerard P. Tully, Sr.	John R. Buran
Chairman of the Board	President and Chief Executive Officer

FLUSHING FINANCIAL CORPORATION

1979 Marcus Avenue, Suite E140

Lake Success, New York 11042

(718) 961-5400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE & TIME:	May 20, 2008 at 2:00 p.m. New York time

PLACE:	LaGuardia Marriott
102-05 Ditmars Boulevard
East Elmhurst, New York 11369

ITEMS OF BUSINESS:	(1) To elect four directors for a three-year term and until their successors are elected and qualified;

(2) To approve an amendment to the Company’s 2005 Omnibus Incentive Plan

(3)    To ratify the appointment of Grant Thornton LLP by the Audit Committee of the Board of Directors as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and

(4) To transact such other business as may properly come before the meeting or any adjournment thereof.

RECORD DATE:	You are entitled to vote at the annual meeting or any adjournment of that meeting only if you were a stockholder at the close of business on Wednesday, March 26, 2008.

VOTING BY PROXY:	Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by mail. For specific instructions, please refer to the information in the proxy statement and the instructions on the proxy card.

BY ORDER OF THE BOARD OF DIRECTORS,

Maria A. Grasso

Corporate Secretary

Lake Success, New York

April 7, 2008

FLUSHING FINANCIAL CORPORATION

1979 Marcus Avenue, Suite E140

Lake Success, New York 11042

(718) 961-5400

PROXY STATEMENT

Annual Meeting of Stockholders

To be held on May 20, 2008

i

Page
Indemnity Agreements	34
Director Summary Compensation Table	35
AUDIT COMMITTEE MATTERS	36
Report of the Audit Committee	36
Audit Committee Financial Expert	36
Fees Paid to Independent Registered Public Accounting Firm	37
PROPOSAL NO. 2 AMENDMENT TO THE 2005 OMNIBUS INCENTIVE PLAN	38
Overview	38
Description of the Omnibus Plan	39
Certain Federal Income Tax Consequences	43
Miscellaneous	44
Equity Compensation Plan Information	45
PROPOSAL NO. 3 RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008	46
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	46
Stock Ownership of Certain Beneficial Owners	46
Stock Ownership of Management	47
Section 16(a) Beneficial Ownership Reporting Compliance	49
OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING	49
STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING	49
MISCELLANEOUS	50
APPENDIX A	A-1

ii

INTRODUCTION

This proxy statement is furnished to holders of common stock, $.01 par value per share, of Flushing Financial Corporation (the “Company”), which is the sole stockholder of Flushing Savings Bank, FSB (the “Bank”). Proxies are being solicited on behalf of the Board of Directors of the Company (the “Board of Directors”) to be used at the annual meeting of stockholders to be held at the LaGuardia Marriott located at 102-05 Ditmars Boulevard, East Elmhurst, New York, 11369 at 2:00 p.m., New York time, on May 20, 2008 and at any adjournment thereof. Only holders of record of the Company’s issued and outstanding common stock as of the close of business on the record date, March 26, 2008, are entitled to notice of and to vote at the annual meeting and any adjournments thereof. This proxy statement, the accompanying notice of annual meeting of stockholders, the form of proxy, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 are first being mailed on or about April 7, 2008 to all persons entitled to vote at the annual meeting.

VOTING AND PROXIES

Voting Rights and Quorum Requirement

Stockholders of record as of the close of business on March 26, 2008, the record date, are entitled to one vote for each share of common stock then held. On the record date, there were 21,343,311 shares of common stock outstanding and entitled to be voted and the Company had no other class of equity securities outstanding. Holders of a majority of the outstanding shares of common stock must be present at the annual meeting, either in person or represented by proxy, to constitute a quorum for the conduct of business. In order to ensure a quorum, you are requested to vote by proxy even if you plan to attend the annual meeting in person. You can vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. You can also vote over the Internet or by telephone, as described below.

Voting over the Internet or by Telephone

If your shares are registered in your name with our transfer agent, you may vote either over the Internet or by telephone. Specific instructions for voting over the Internet or by telephone are set forth on the enclosed proxy card. These procedures are designed to authenticate each stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

If your shares are registered in the name of a bank or brokerage firm, you may also be able to vote your shares over the Internet or by telephone. A large number of banks and brokerage firms are participating in online programs that allow eligible stockholders to vote over the Internet or by telephone. If your bank or brokerage firm is participating in such a program, your voting form will provide instructions. If your voting form does not contain Internet or telephone voting information, please complete and return the paper proxy card in the self-addressed, postage-paid envelope provided by your bank or brokerage firm.

Effect of Proxy

The proxy solicited by this proxy statement, if properly signed and received by the Company in time for the annual meeting, or properly transmitted by telephone or the Internet, and not revoked prior to its use, will be voted in accordance with the instructions it contains. If you return or transmit a proxy without specifying your voting instructions, the proxy will be voted FOR election of the nominees for director described herein, FOR approval of the amendment to the 2005 Omnibus Incentive Plan, and FOR ratification of the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. With respect to the transaction of such other business as may properly come before the meeting, each proxy received will be voted in accordance with the best judgment of the persons appointed as proxies. At this time, the Board of Directors knows of no such other business.

Revoking a Proxy

If you give a proxy, you may revoke it at any time before it is voted by (1) filing written notice of revocation with the Corporate Secretary of the Company (Corporate Secretary, Flushing Financial Corporation, 1979 Marcus Avenue, Suite E140, Lake Success, New York 11042); (2) submitting a duly executed proxy bearing a later date; or (3) appearing at the annual meeting and giving the Corporate Secretary notice of your intention to vote in person.

Votes Required for Approval

Directors are elected by a plurality of the votes cast with a quorum present. This means that nominees receiving the highest number of “FOR” votes will be elected as directors. Consequently, shares that are not voted, either because you marked your proxy card to withhold authority for all or some of the nominees or you did not complete and return your proxy card, will have no impact on the election of directors. The approval of the amendment to the Company’s 2005 Omnibus Incentive Plan and the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the total votes cast on the proposal (whether in person or by proxy) by holders entitled to vote on the proposal, assuming a quorum is present at the meeting. Abstentions are considered present for purposes of determining the presence of a quorum and will not affect the plurality, but will have the effect of a vote against the other proposals. Broker non-votes are considered present for purposes of determining the presence of a quorum, but not entitled to vote, so they will have no effect on the outcome of any proposal. A “broker non-vote” occurs when you fail to provide your bank or broker with voting instructions and the bank or broker does not have the discretionary authority to vote your shares on a particular proposal under the New York Stock Exchange rules. Banks and brokers have discretionary authority to vote shares held in “street name” with respect to the election of directors and ratification of the independent registered public accounting firm, but not on the proposal to approve the amendment to the Company’s 2005 Omnibus Incentive Plan.

Cost of Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, Morrow & Co., Inc., a proxy soliciting firm, will assist the Company in soliciting proxies for the annual meeting and will be paid a fee of $5,000, plus reimbursement for out-of-pocket expenses. Proxies also may be solicited personally or by telephone or telecopy by directors, officers and employees of the Company or the Bank, without additional compensation to these individuals. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for reasonable expenses incurred in connection therewith.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 20, 2008

The Company’s proxy statement and annual report to stockholders for the year ended December 31, 2007 are available on the Company’s website at http://www.flushingsavings.com by following the links to investor relations and then SEC filings, and then documents and annual reports respectively.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of 13 directors divided into three classes. Two classes are comprised of four directors each and one class is comprised of five directors. The directors hold office for staggered terms of three years (and until their successors are elected and qualified). One of the three classes is elected each year to succeed the directors whose terms are expiring. The directors in Classes B and C are serving terms expiring at the annual meeting of stockholders in 2009 and 2010, respectively.

The directors in Class A, whose terms expire at the 2008 annual meeting, are Michael J. Hegarty, John J. McCabe, Donna M. O’Brien and Michael J. Russo. Each of Messrs. Michael J. Hegarty, John J. McCabe and Michael J. Russo and Ms. Donna M. O’Brien has been nominated by the Board of Directors, upon the recommendation of its Nominating and Governance Committee, to stand for election for a term expiring at the annual meeting of stockholders to be held in 2011. Each of these nominees has consented to being named in this proxy statement as a Board nominee and to serve if elected.

Unless otherwise instructed, it is the intention of the proxy holders to vote the proxies received by them in response to this solicitation FOR the election of the nominees named above as directors. If any such nominee should refuse or be unable to serve, the proxies will be voted for such person as shall be designated by the Board of Directors to replace such nominee. The Board of Directors has no reason to believe that any of the Board nominees will refuse or be unable to serve as a director if elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

“FOR” ELECTION OF THE ABOVE NOMINEES AS DIRECTORS.

Info rmation About Directors

The following table sets forth certain information regarding the Board nominees and members of the Board of Directors of the Company whose terms will continue after the annual meeting.

Name	Age(1)	Position(s) with the Company	Director Since(2)	Term Expires
Gerard P. Tully, Sr.	80	Chairman of the Board	1967	2010
John R. Buran	58	President, Chief Executive Officer and Director	2003	2010
James D. Bennett	69	Director	1998	2010
Steven J. D’Iorio	58	Director	2004	2009
Louis C. Grassi	52	Director	1998	2009
Sam Han	54	Director	2007	2009
Michael J. Hegarty	68	Director	1987	2011	(3)
John J. McCabe	64	Director	2003	2011	(3)
Vincent F. Nicolosi	68	Director	1977	2010
Donna M. O’Brien	52	Director	2004	2011	(3)
Franklin F. Regan, Jr.	78	Director	1969	2009
John E. Roe, Sr.	74	Director	1968	2009
Michael J. Russo	73	Director	1984	2011	(3)

(1)	As of December 31, 2007.
(2)	Where a director’s period of service relates to a period prior to May 9, 1994, the date of the Company’s incorporation, the period specified relates to the date the individual commenced service as director or trustee of the Bank or its predecessor.
(3)	Subject to re-election at the 2008 annual meeting.

Set forth below is certain information with respect to the nominees and other directors of the Company. Unless otherwise indicated, the principal occupation listed below for each person has been his or her principal occupation for the past five years.

Board Nominees

Michael J. Hegarty served as President and Chief Executive Officer of the Company and the Bank from October 1998 until his retirement in June 2005. He joined the Company as Executive Vice President and Corporate Secretary and the Bank as Executive Vice President and Chief Operating Officer in 1995. Prior to that, he was Vice President–Finance as well as Corporate Secretary and Treasurer and a director of EDO Corporation, a manufacturer of defense systems and components.

John J. McCabe has served as Chief Investment Strategist of Shay Assets Management, Inc. for the past ten years and is co-manager of each of the following funds managed by Shay Assets Management: John Hancock Large Cap Select Fund and the Asset Management Fund Large Cap Equity Institutional Fund. He has also served as Managing Director of Sterling Manhattan Corp., an investment banking firm, and spent 19 years at Bankers Trust Company serving in various capacities, including Managing Director of the Investment Management Group, Director of Investment Research and member of the Senior Investment Policy Committee. Mr. McCabe is a past director of the New York Society of Security Analysts, having served twice as its President. He is a past director of the Financial Analysts Federation and a Founding Governor of the CFA Institute. He is also an Adjunct Professor of Finance at St. Francis College and serves on the board of the American Geographical Society.

Donna M. O’Brien is President of Community Healthcare Strategies, LLC and has a nationally focused consulting practice in healthcare strategy and clinical/research program development. She currently serves on the Board of Regents of Seton Hall University and on its Finance, Audit, and Academic Affairs Committees. Ms. O’Brien has served as Executive Vice President and Chief Administrative Officer of Catholic Health Services of Long Island, Associate Director of the Alliance for Catholic Health and Human Services in New York and as Assistant Administrator for Hospital Administration at the University of Texas M.D. Anderson

Cancer Center in Houston, Texas. Ms. O’Brien was a member of the Governor of New York State Commission on Healthcare Facilities for the Twenty First Century. She was a founding board member of the Christus Health System, a 40 hospital system in Dallas, Texas. Ms. O’Brien has served as a director of several national and local healthcare organizations. She is a graduate of the College of Holy Cross and has her master’s degree in Health Administration from St. Louis University. She is a Fellow in the American College of Healthcare Executives.

Michael J. Russo is self-employed as a consulting engineer and serves as Chairman of the Board and Corporate Secretary of Fresh Meadow Mechanical Corp., a mechanical contracting firm. Mr. Russo is President and Director of Operations of Northeastern Aviation Corp., an aircraft charter and management firm, and is a partner in AMF Associates, a commercial real estate company. Mr. Russo also serves as Chairman of the Board of Trustees of Flushing Hospital Medical Center. Prior to retiring in 2004, Mr. Russo served as Chairman of the Board of Anthony Russo, Inc., a general contracting firm, for over 40 years.

Contin uing Directors

Gerard P. Tully, Sr. has served as Chairman of the Board of the Company since its formation in 1994, and as Chairman of the Board of the Bank since 1980. Mr. Tully served as Chief Executive Officer of the Bank from 1981 through 1989. Mr. Tully is an officer and a director of Van-Tulco, Inc., Tulger Contracting Corp. and Tulger Construction Corp., which are construction companies, Bainbridge Avenue Corp., 1620 Ralph Avenue Corp. and Contractors Associates Inc., which are real estate holding companies, and Whitestone Properties Associates, Inc., a real estate management company.

John R. Buran has served as President and Chief Executive Officer of the Company and the Bank since July 2005. Prior to that, he served as Executive Vice President and Chief Operating Officer of the Company and the Bank from January 2001 until June 2005. Prior to joining the Company, Mr. Buran held a variety of positions within the Banking industry including Executive Vice President of the New York Metro Division of Fleet Bank. He began his banking career at Citibank as a Management Trainee and advanced to Vice President New York Investment Sales. Mr. Buran serves on the Board of Neighborhood Housing Services of New York and he chairs the Audit Committee. He is also a Trustee of St. Joseph’s College and a member of its Finance Committee.

James D. Bennett is of counsel with the law firm of Farrell, Fritz, P.C. in Uniondale, New York, with a practice in civil law and real estate. He also serves as Chief Executive Officer of Land Enterprises, Inc., a realty investment and management firm. Prior to July 2001, Mr. Bennett was a partner in the realty law firm of Bennett, Rice & Schure, LLP in Rockville Centre, New York. In the past, he has served as a Trustee of both the Long Island Power Authority and the New York State Conservation Fund Advisory Council, as Supervisor and a Councilman of the Town of Hempstead, and as a Commissioner of the New York State Public Service Commission.

Steven J. D’Iorio is the Vice President of Real Estate for Time Warner. Mr. D’Iorio has over 30 years experience in commercial real estate construction, project management, and building enhancement strategies. Mr. D’Iorio has held senior management positions with National Westminster Bank, Olympia & York, and Grand Central Building, Inc.

Louis C. Grassi is Managing Partner and President of Grassi & Co., CPA’s, P.C. located in Lake Success, New York, with a practice in accounting, tax and management consulting services. Mr. Grassi is also a partner and the President of Grassi Consulting and of GCM Systems. He is a licensed certified fraud examiner, an author and an editor of a national tax and accounting publication. Mr. Grassi is a member of the Board of Directors of BRT Realty Trust.

Sam Han is currently president and founder of The Korean Channel, Inc. and has over 20 years of business experience within the broadcast media industry. Mr. Han started the first Korean-American cable TV station in 1985, which is today the only premiere 24 hour Korean broadcasting company servicing the Greater Tri-State area on AOL Time Warner and Cablevision. Mr. Han brought Korea’s largest newspaper (Chosun Ilbo) to New

York and, in 2003, launched a Korean FM radio station. In 1994, Mr. Han published a book in South Korea titled “How to Operate CATV: Marketing Strategy and Management Know-How for Retaining Customers”. For his contributions to the media industry and local community, Mr. Han was recently awarded with the 2006 Ellis Island Medal of Honor, a rare recognition from both the House of Representatives and Senate. He currently is an advisor and board member to the Flushing Town Hall.

Vincent F. Nicolosi is a partner in the law firm of Nicolosi & Nicolosi in Manhasset, New York. For over 25 years, he has been engaged in the practice of law with an emphasis on civil litigation. Since December 1998, Mr. Nicolosi has served as a Commissioner of the New York State Investigation Commission. Mr. Nicolosi served as a Queens Assistant District Attorney from 1967 to 1972. From 1973 to 1980, Mr. Nicolosi was a member of the New York State Assembly, serving as Chairman of the Assembly Insurance Committee from 1977 to 1980.

Franklin F. Regan, Jr. is of counsel with the law firm of Cullen and Dykman Bleakley Platt LLP, with a practice specializing in real estate and banking matters, including commercial, residential and multi-family real estate lending; other commercial lending; bank regulatory matters; and commercial and residential bankruptcy and foreclosure matters. Prior to July 2001, Mr. Regan maintained a general law practice in Flushing, New York.

John E. Roe, Sr. is Chairman of the Board of City Underwriting Agency, Inc., insurance brokers, located in Lake Success, New York.

Executive Officers Who Are Not Directors

The following persons currently serve as executive officers who are not directors of the Company or served in such capacity as of December 31, 2007.

Name	Age(1)	Position(s) with the Company
David W. Fry	57	Executive Vice President, Treasurer and Chief Financial Officer
Maria A. Grasso	43	Executive Vice President, Chief Operating Officer and Corporate Secretary
Francis W. Korzekwinski	45	Executive Vice President, Chief of Real Estate Lending
Henry A. Braun(2)	62	Senior Vice President
Barbara A. Beckmann(3)	49	Senior Vice President
Ruth E. Filiberto	49	Senior Vice President
Patricia Mezeul(4)	48	Senior Vice President
Ronald Hartmann	52	Senior Vice President
Jeoung Jin	41	Senior Vice President
Theresa Kelly	46	Senior Vice President
Robert G. Kiraly	52	Senior Vice President
Soo Hyun Suh	46	Senior Vice President
William J. Weichsel	58	Senior Vice President

(1)	As of December 31, 2007.
(2)	Mr. Braun retired effective January 2, 2008.
(3)	Ms. Beckmann became Senior Vice President/Director of Operations effective February 26, 2008.
(4)	Ms. Mezeul became Senior Vice President/Director of Government Banking effective January 26, 2008.

Set forth below is certain information with respect to the executive officers who are not directors of the Company.

David W. Fry has been Executive Vice President, Treasurer and Chief Financial Officer of the Company since July 2007. Mr. Fry had been Senior Vice President, Treasurer and Chief Financial Officer of the Company since July 2004. Mr. Fry joined the Bank in 1998 as Vice President/Controller. Prior to joining the Bank, he held senior management positions at Home Federal Savings Bank, Anchor Savings Bank, and City Federal Savings Bank. Mr. Fry is a certified public accountant (inactive).

Maria A. Grasso has been Executive Vice President and Chief Operating Officer of the Company since May 1, 2006. Prior to joining us, she was Senior Vice President of the Long Island Queens Division of The Bank of New York. From 1997 to 2002, she was Senior Vice President NY Metro Division of Fleet Bank, N.A. Prior to that, she held several senior management positions at NatWest Bank and Chase Manhattan Bank, N.A

Francis W. Korzekwinski has been an Executive Vice President and Chief of Real Estate Lending of the Company and the Bank since December 2006. Prior to that, he had been a Senior Vice President of the Company since 1999. Mr. Korzekwinski joined us in 1993 as Assistant Vice President of Commercial Real Estate and was promoted to Vice President in 1995. Prior to joining us, Mr. Korzekwinski was Vice President, Mortgage Officer at Bankers Federal Savings Bank, FSB for five years. Prior to that, he served as Vice President of Secondary Marketing for a mortgage banking company.

Henry A. Braun had been a Senior Vice President of the Company since 1995. He retired effective January 2, 2008. Mr. Braun joined us in 1994 as Senior Vice President/Bank Operations, a position he previously held at The Greater New York Savings Bank where he was employed for five years. Prior to that, Mr. Braun was with The Williamsburgh Savings Bank for twenty years, rising from Assistant Vice President/EDP Auditor to Vice President/Auditor to Senior Vice President/Operations to Executive Vice President and Chief Operating Officer.

Barbara A. Beckmann has been Senior Vice President/Director of Operations of the Company since February 2008. Ms. Beckmann joined us in 2006 as Vice President and Operations Manager. Prior to joining us she was a Vice President and Division Operations Manager for The Bank of New York. From 1997 to 2004, she held several management positions at FleetBoston Financial including Vice President, District Operations Manager and New York Risk Management Team Leader.

Ruth E. Filiberto has been Senior Vice President/Director of Human Resources since August 2007 when she joined the Bank. Prior to joining us, she was Vice President, Human Resources of First Data Corporation.

Patricia Mezeul has been Senior Vice President/Director of Government Banking since January 2008 when she joined the Bank. Prior to joining us Ms. Mezeul held the position of Vice President, Senior Team Leader for Commerce Bank where she successfully established a Government Banking team.

Ronald Hartmann has been Senior Vice President/Commercial Real Estate Lending of the Bank since February 2007. Mr. Hartmann joined the Bank in December 1998 as Assistant Vice President/Loan Officer. Mr. Hartmann was promoted to Vice President/Loan Officer in 2000. Prior to joining the Bank, Mr. Hartmann was Vice President Commercial Real Estate Lending Officer for Long Island Savings Bank, and prior to that he served as Senior Vice President in charge of Loan Workouts for Crossland Federal Savings Bank.

Jeoung (A.J.) Jin has been Senior Vice President/Residential & Mixed-Use Real Estate Lending of the Bank since February 2007. Mr. Jin joined the Bank in July 1998 as Assistant Secretary/Commercial Loan Officer. Mr. Jin was promoted to Assistant Vice President/Commercial Loan officer in 2000 and to Vice President/Mortgage Loan Officer in 2002. Prior to joining the Bank, Mr. Jin was Assistant Vice President, Consumer Lending Loan Officer at Korea Exchange Bank, and prior to that he held the position of Loan Administrator at Korea First Bank of New York.

Theresa Kelly has been Senior Vice President/Business Banking of the Company and the Bank since May 31, 2006. Prior to joining the Bank, Ms. Kelly held various Senior Vice President positions within the Commercial Banking Group and Business Financial Services Group for Bank of America. Prior to her work at Bank of America, Ms. Kelly worked at Citibank as Senior Relationship Manager-Business and Professional Sales.

Robert G. Kiraly has been Senior Vice President/Chief Internal Auditor since June 2007. Mr. Kiraly joined the Bank in July 2006 as First Vice President & Chief Auditor. Prior to joining the Bank, Mr. Kiraly held senior management positions at New York Community Bank and Long Island Commercial Bank in the Executive Oversight group. Prior to that Mr. Kiraly was the Audit Director for Sumitomo Trust & Banking Co. for over ten years.

Soo Hyun (Charlie) Suh has been Senior Vice President/Asian Market of the Bank since December 2007 when he joined the Bank. Prior to joining the Bank Mr. Suh held the position of Senior Vice President/Chief Financial Officer at Global Business Network Group. From 2002 to 2004 he held the position of Vice President/Small Business Relationship Manager for Fleet Bank.

William J. Weichsel has been Senior Vice President/Chief Investment Officer since June of 2007. Mr. Weichsel joined the Bank in 2000 as Vice President/Chief Investment Officer. He was promoted to First Vice President / Chief Financial Officer in July 2006. Prior to joining the Bank, he held financial management positions at Poughkeepsie Savings, Security Pacific Merchants Bank and the U.S. Treasury Department.

CORPOR ATE GOVERNANCE

Independence of Directors

The Board of Directors has determined that eight of the thirteen members of the Board are independent under the Nasdaq director independence standards. Under these standards, a director is not independent if he or she has certain specified relationships with the Company or any other relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a director. Mr. Buran is not independent because he is an executive officer of the Company. Mr. Hegarty is not independent as a result of his having been an executive officer of the Company during the past three years. Mr. Tully is not deemed independent as a result of the consulting fees he receives from the Company and the Bank. Messrs. Nicolosi and Regan are not deemed independent as a result of the legal fees they receive from the Bank. In evaluating the independence of the remaining directors, the Board considered the payments described below under the headings “Director Compensation—Fee Arrangements” and “Corporate Governance—Transactions with Related Persons, Promoters and Certain Control Persons” and determined that they did not impair independence.

Meetings and Committe es of the Board of Directors

The Board of Directors meets on a monthly basis and may have additional special meetings upon the request of the Chairman of the Board, the President or a majority of directors in office at the time. During 2007, the Board of Directors held 12 regular meetings and two special meetings. No director attended less than 75% of the meetings of the Board of Directors and its committees on which they served. The Board of Directors has established the following committees, among others:

Compensation Committee.    The Compensation Committee is composed of Messrs. Russo (Chairman), Grassi and Roe, and Ms. O’Brien, all of whom are independent under Nasdaq corporate governance standards. This committee has primary responsibility for establishing and administering the compensation and benefit programs of the Company for its executive officers and other key personnel, administering formula awards to members of the Board of Directors who are not employees of the Company or the Bank (“Outside Directors”) under the Company’s 2005 Omnibus Incentive Plan, and recommending to the Board of Directors awards to employees under the Company’s 2005 Omnibus Incentive Plan. The Compensation Committee does not have a charter. This committee meets on an as needed basis. During 2007, this committee met nine times. The Report of the Compensation Committee is included on page 22.

Audit Committee.    The Audit Committee is composed of Messrs. Grassi (Chairman), Roe, and Russo and Ms. O’Brien, all of whom are independent under Nasdaq corporate governance standards and satisfy the SEC independence requirements for audit committee members. This committee meets at least quarterly to assist the Board of Directors in meeting its oversight responsibilities. The Audit Committee has sole authority to appoint and replace the Company’s independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of that firm. This committee reviews the results of regulatory examinations, the financial reporting process, the systems and processes of internal control and compliance, and the audit process of the Company’s independent registered public accounting firm. This committee also has the authority to engage independent counsel and other advisers. The charter of the Audit Committee is not available on the Company’s website, but was attached as Appendix A to the Company’s proxy statement for its 2006 annual meeting of stockholders. During 2007, this committee met six times. The Report of the Audit Committee is included on page 36.

Nominating and Governance Committee.    The Nominating and Governance Committee is composed of Messrs. Roe (Chairman), Bennett, McCabe and Russo, all of whom are independent under Nasdaq corporate governance standards. This committee has primary responsibility for recommending to the Board of Directors the slate of director nominees to be proposed by the Board for election by the stockholders (as well as any director nominees to be elected by the Board to fill interim vacancies). The committee also recommends the directors to be selected for membership on the various Board committees and the chairs of those committees. The committee is responsible for developing and recommending to the Board appropriate corporate governance policies and procedures and for approving proposed related party transactions involving directors or executive officers and the Company. The charter of the Nominating and Governance Committee is not available on the Company’s website, but was attached as Appendix A to the Company’s proxy statement for its 2007 annual meeting of stockholders. This committee held two meetings during 2007.

Other Committees.    In addition to the committees described above, the Board of Directors has established an Executive Committee, an Insurance Committee, and an Investment Committee.

Bank Board and Committees.    The business of the Bank is conducted at regular and special meetings of the Bank’s Board of Directors (the “Bank Board”) and its committees. The Bank Board and the Board of Directors are identically constituted. During 2007, the Bank Board held 12 regular meetings and two special meetings. The Bank Board maintains Executive, Insurance, Investment, Compensation and Audit Committees. The membership of these committees is the same as that of the comparable committees of the Company’s Board of Directors. These committees serve substantially the same functions at the Bank level as those of the Company. The Bank Board also maintains a Loan Committee, a Compliance Committee and an Ethics Committee. No director attended less than 75% of the meetings of the Bank Board and its committees on which he served. Directors of the Bank are nominated by the Bank Board nominating committee and elected by the Company as sole stockholder of the Bank.

Director Nomi nations

In evaluating director candidates for purposes of recommending director candidates to the Board, the Nominating and Governance Committee will consider the following factors: the candidate’s moral character and personal integrity; whether the candidate has expertise and experience relevant to the Company’s business (including knowledge of the communities and markets served by the Bank); whether the candidate’s expertise and experience complements the expertise and experience of the other directors; whether the candidate would be considered independent under the Nasdaq corporate governance standards; whether the candidate would be independent of any particular constituency and able to represent the interests of all stockholders of the Company; the congeniality of the candidate with the other directors; whether the candidate would have sufficient time available to devote to Board activities; and any other factors deemed relevant by the committee.

The Nominating and Governance Committee will consider director candidates recommended by stockholders of the Company. Stockholders may recommend an individual for consideration by submitting to the committee the name of the individual; his or her background (including education and employment history); a statement of the particular skills and expertise that the candidate would bring to the Board; the name, address and number of shares of the Company owned by the stockholder submitting the recommendation; any relationship or interest between such stockholder and the proposed candidate; and any additional information that would be required under applicable SEC rules to be included in the Company’s proxy statement if such proposed candidate were to be nominated as a director.

Such submissions should be addressed to Flushing Financial Corporation Nominating and Governance Committee, at the Company’s executive offices. In order for a candidate to be considered by the committee for any annual meeting, the submission must be received by the committee no later than the November 1 preceding such annual meeting.

The Nominating and Governance Committee will evaluate the biographical information and background material relating to each potential candidate and may seek additional information from the submitting stockholder, the potential candidate, and/or other sources. The committee may hold interviews with selected candidates. Individuals recommended by stockholders will be considered under the same factors as individuals recommended by other sources.

Transactions with Related Persons, Promoters and Certain Control Persons

Transactions between related persons (including directors and executive officers of the Company and the Bank and their immediate family members) and the Company, the Bank or their affiliates are subject to approval by the Nominating and Governance Committee, as set forth in its charter. The Company has no written policy setting forth the procedures for the review and approval of related party transactions. Officers and directors are regularly reminded of their obligation to seek committee approval of any related party transaction or potential conflict of interest. The committee considers all factors that it deems relevant, including the nature of the related party’s interest in the transaction, whether the terms are no less favorable than could be obtained in arms-length dealings with unrelated third parties, and the materiality of the transaction to the Company.

Under the Bank’s lending policies, mortgage loans are not made to directors and executive officers. There were five loans outstanding to immediate family members of directors with balances in excess of $120,000 at some time since the beginning of 2007. The highest aggregate balance of these loans at any time since January 1, 2007 was $1,204,900, and the aggregate balance of these loans at January 31, 2008 was $1,167,800. All such loans were made in the ordinary course of business and were fully approved in accordance with all of the Bank’s credit underwriting standards. No such loans were made during 2007. The Bank believes that such loans do not involve more than the normal risk of collectibility or present other unfavorable features.

Prior to Mr. Han’s appointment to the Boards of Directors of the Bank and the Company, the Bank made loans to entities to which he and/or his wife are controlling shareholders. The loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank and did not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 2007, these loans were paid in full.

From 1981 through January 2006, Franklin F. Regan, Jr. (or his law firm) had a retainer agreement with the Bank, pursuant to which he (or his law firm) was paid an annual retainer for general legal services to the Bank. In February 2006, this agreement was superseded by an annual retainer arrangement covering the provision of general legal services to the Bank, directly with the law firm of Cullen and Dykman Bleakley Platt LLP, where Mr. Regan is of counsel. In that capacity, Mr. Regan continues to represent the Bank in connection with some of its mortgage foreclosure actions. In his of counsel capacity with Cullen and Dykman, Mr. Regan also continues to represent the Bank in closings of residential and certain commercial real estate loans, the fees of which are paid by borrowers. Under an agreement between Mr. Regan and Cullen and Dykman dated July 1, 2001, Mr. Regan receives 22.5% of the fees paid by the Bank and its borrowers to Cullen and Dykman for a period of ten years, at which time the percentage payable is reduced to 12.5% for an additional ten-year period. The agreement may be terminated earlier upon either Mr. Regan’s death or the Bank’s failure to continue the services rendered by Cullen and Dykman. Termination generally entitles Mr. Regan or his heirs to receive a payment equal to, in the case of his death, two times the amount paid to him in the immediately preceding year (which payment is adjusted pro rata if cessation of services to the Bank occurs during the two-year period following his death) and, in the case of cessation of services to the Bank, $100,000. In this regard, the current fees paid by borrowers for loan closings are: $575 for residential loans; within the range of $975 to $1,250 for mixed-use/multi-family property transactions; and within the range of $2,000 to $8,000 for commercial real estate loans. In 2007, the Bank paid to Cullen and Dykman an aggregate of $246,860 for fees for general legal services. Borrowers paid an aggregate of $1,696,391 to Cullen and Dykman in connection with loan closings over the same period. Mr. Regan’s interest in all of the above payments from the Bank and its borrowers to Mr. Regan and/or Cullen and Dykman is an aggregate of $437,231. In connection with some of the foregoing transactions, Cullen and Dykman has engaged Ultimate Abstract Services, Inc., a title company fifty percent owned by Mr. Regan’s son. Neither the Company nor the Bank is involved in the selection of this title company, and fees and expenses for title work are generally paid by the borrowers. Borrowers paid an aggregate of approximately $211,134 to this title company in 2007 in connection with transactions to which the Bank was a party. In addition, the Bank leases office space to Cullen and Dykman in its 159-18 Northern Boulevard building at a market rental rate, which Mr. Regan uses in his law practice. Mr. Regan is a director of the Company and the Bank.

Effective January 1, 2006, the law firm of Nicolosi & Nicolosi, LLP, of which Vincent F. Nicolosi is a partner, was approved by the Nominating and Governance Committee of the Company to represent the Bank in connection with closings of residential and certain commercial real estate loans, the fees of which are paid by borrowers, on terms substantially the same as have applied to Mr. Regan or his law firm for substantially the same services. In 2007, the borrowers paid an aggregate of $323,388 to Mr. Nicolosi or his firm in this regard. Mr. Nicolosi is a director of the Company and the Bank.

John J. McCabe, a director of the Company and the Bank, serves as Chief Equity Strategist of Shay Assets Management, Inc. and is a co-manager and senior vice president of each of the John Hancock Large Cap Select Fund and the Asset Management Fund Large Cap Equity Institutional Fund (the “AMF Equity Fund”), which are managed by Shay Assets Management. The Bank maintains investments in two funds managed by Shay Assets Management. The Bank’s investment in these funds pre-dates Mr. McCabe’s service as a director. The portion of the management fees paid to Shay Assets Management by these funds that are attributable to investments of the Bank totaled approximately $91,592 in 2007. Mr. McCabe receives no remuneration from the funds. In addition, from time to time the Bank executes trades using the brokerage services of Shay Assets Management. In 2007, the Bank paid fees of approximately $2,000 to Shay Assets Management in connection with the purchase of bonds.

Since 1996, Mr. Tully has had a consulting agreement with the Bank and the Company, which agreement was scheduled to expire in November 2007. On November 20, 2007, the boards of directors of the Bank and the Company approved a one-year extension of the existing consulting agreement. Pursuant to this agreement, Mr. Tully, in his capacity as Chairman, consults with and advises the officers of the Bank and the Company and their respective Boards concerning certain business and financial affairs of the Bank and the Company. The consulting agreement terminates in the event Mr. Tully ceases to be Chairman, in which case he would be paid all compensation due to him at the time of termination, including his full monthly fee for the month in which the termination occurred without regard to the day of the month on which it occurred. In the event Mr. Tully ceases to be Chairman within three months following a “Change in Control” (as defined in the 2005 Omnibus Incentive Plan of Flushing Financial Corporation), he would be paid in one lump sum the amount of the aggregate fees that he would have earned if he had continued to serve until the end of the then current term of the agreement. During 2007, Mr. Tully received fees of approximately $160,000 pursuant to the consulting agreement.

Since February 2007, Mr. Callicutt, former Senior Vice President/Residential Mortgage Banking of the Bank and Senior Vice President of the Company, had a consulting agreement with the Bank and the Company, which agreement expired in February 2008. Pursuant to this agreement, Mr. Callicutt provided consulting services to the senior officers of the Bank and the Company for a period of 12 months following his retirement. During 2007, Mr. Callicutt received $150,000 pursuant to the consulting agreement.

Since January 2008, Mr. Braun, former Senior Vice President/Operations of the Bank and Senior Vice President of the Company, has had a consulting agreement with the Bank and the Company, which agreement expires in January 2009. Pursuant to this agreement, Mr. Braun provides consulting services to the Bank and the Company as reasonably requested by the senior officers of the Bank or the Company for at least 50 full working days during the one-year term of the arrangement, subject to earlier termination or extension; provided that the Bank and the Company need not request such services for any minimum number of days. To date, Mr. Braun has received fees of approximately $82,000 pursuant to the consulting agreement.

Stockholder Comm unications with the Board of Directors

The Company’s Board of Directors has adopted the following policy by which stockholders may communicate with the Board or with individual directors or Board committees. The communication should be in writing, addressed to the Board or applicable committee or directors, c/o Corporate Secretary, Flushing Financial Corporation, at the Company’s executive offices. The Corporate Secretary will review all such correspondence received and will periodically, at least quarterly, forward to the applicable directors a summary of all such correspondence together with copies of correspondence that the Corporate Secretary believes should be seen in its entirety. Correspondence or summaries will be forwarded to the applicable directors on an expedited basis where the Corporate Secretary deems it appropriate. Communications raising concerns related to the Company’s accounting, internal controls, or auditing matters will be immediately brought to the attention of the Company’s Chief Internal Auditor and the Chairman of the Audit Committee and will be handled in accordance with the procedures established by the Audit Committee with respect to such matters.

Directors may at any time review a log of correspondence received by the Company that is addressed to the director (or to the full Board or a Board committee on which he serves) and may request copies of any such correspondence.

The Company believes that it is important for directors to directly hear concerns expressed by stockholders. Accordingly, it is the Company’s policy that Board members are expected to attend the annual meeting of stockholders absent a compelling commitment that prevents such attendance. All of the members of the Board of Directors at the time of the 2007 annual meeting attended such meeting.

Code of Busi ness Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all of its directors, officers and employees. This code is publicly available on the Company’s website at http://www.flushingsavings.com by following the links to investor relations and then corporate governance, and then Code of Business Conduct and Ethics. Any substantive amendments to the code and any grant of a waiver from a provision of the code requiring disclosure under applicable SEC or Nasdaq rules will be disclosed in a report on Form 8-K.

Compensation Committe e Interlocks and Insider Participation

During 2007, the Compensation Committee consisted of Messrs. Russo (Chairman), Grassi and Roe, and Ms. O’Brien. None of the members of the Compensation Committee is a former officer of the Company or the Bank.

Under the Bank’s lending policies, residential mortgage loans to immediate family members of directors are made at market rates of interest and other normal terms but with reduced origination fees. Two such loans that are outstanding to immediate family members of directors who were members of the Compensation Committee during 2007 had balances in excess of $120,000 at some time since the beginning of 2007. The highest aggregate balance of those loans at any time since January 1, 2007 was $357,300, and the aggregate balance of those loans at January 31, 2008 was $338,100. All of such loans were made in the ordinary course of business and were fully approved in accordance with all of the Bank’s credit underwriting standards. These loans are included in the loans described under the heading “Corporate Governance—Transactions with Related Persons, Promoters and Certain Control Persons.” None of such loans was made in 2007. The Bank believes that such loans do not involve more than the normal risk of collectibility or present other unfavorable features.

EXECUTI VE COMPENSATION

Compensation Discussion and Analysis

Introduction

The Compensation Committee (the “Committee”) of the Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with the Company’s executive compensation philosophy. The Committee approves all executive compensation subject to final approval by the Board of Directors. The Committee consists of directors who are independent under Nasdaq corporate governance standards. The Committee believes that the performance of the Company’s executive officers has the potential to impact both short-term and long-term profitability of the Company. Therefore, the Committee strives to ensure that the total compensation paid to the Company’s executives is fair, reasonable and competitive.

In this proxy statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during the fiscal year ended December 31, 2007, as well as the other individuals included in the Summary Compensation Table on page 23, are referred to as the “named executive officers.” Generally, the types of compensation and benefits provided to the named executive officers are similar to those provided to other executive officers of the Company.

Executive Compensation Philosophy and Objectives

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals of the Company, and which aligns executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. The Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of its peer companies. To that end, the Committee believes executive compensation packages provided by the Company to its executives, including the named executive officers, should include cash and stock-based compensation that reward performance as measured against established goals.

Role of Executive Officers in Compensation Decisions

The Chairman of the Board of Directors and the Chief Executive Officer annually review the performance of each named executive officer (other than the Chief Executive Officer whose performance is reviewed by the Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee. The Committee can exercise its discretion in modifying any recommended adjustments or awards to executive officers.

Determining Executive Compensation

The Company’s executive compensation program is intended to link management’s pay with the Company’s annual and long-term performance. The Committee believes it is important to attract and retain highly qualified executive officers by providing compensation opportunities that are both competitive with the market for executive talent and consistent with the Company’s performance. Since 2003, the Committee has retained Pearl Meyer & Partners (the “Consultant”), an independent nationally recognized compensation consulting firm, to advise the Company with respect to compensation of the Company’s executive officers. The Consultant is retained by the Committee and reports directly to the Committee. The Consultant was instrumental in the development of the pay for performance philosophy of the Company and the development of the shareholder approved 2005 Omnibus Incentive Plan (the “Omnibus Plan”). In 2007, as in prior years, the Committee engaged the Consultant and was presented with an executive total direct compensation analysis and recommendations by the Consultant with regard to several executive officers, including the named executive officers. In 2007 the compensation of the recently retired Mr. Henry Braun was not reviewed by the Consultant because of his decision to retire at the end of the year. The Consultant utilized a group of publicly-traded financial institutions (collectively the “Peer Group”), disclosed below, and published industry survey sources which included the 2006/2007 Watson Wyatt Financial Institutions Benchmark Survey and the 2006 Clark Consulting Banking Compensation Survey Report (Northeast), in its analysis. The Committee reviewed the analysis and recommendations from the Consultant and implemented these recommendations with regard to salary and equity awards for 2007.

The Company’s executive compensation program includes both short-term cash compensation and long-term equity compensation, with an emphasis on short-term cash compensation that is tied to the Company’s performance. The Committee believes that such allocation is needed to attract and retain executive officers in the New York metropolitan market.

In determining the amount of compensation for the named executive officers, the Committee initially reviews each element of total direct compensation against the Peer Group. The Peer Group, which is proposed by the Consultant and is periodically reviewed and updated, consists of Northeast banks that the Committee believes the Company competes with for talent and for stockholder investment. The Committee targets base salary for each of the executive officers to the Peer Group’s median in order to remain competitive in the market. Based on the recommendation of the Consultant, the Committee believes that setting salaries within a range of plus or minus 20 percent of the median salary of the Peer Group is sufficient to reward for long-term sustained individual performance. Total direct compensation is targeted at the 75th percentile of the Peer Group as the Company has consistently performed at or above the 75th percentile of the thrift industry based on certain financial and operational performance indicators. The Peer Group analysis is performed and reviewed annually and the annual incentive awards are based on the Company’s performance for that year. Determination of long-term equity awards, although typically targeted at the 75th percentile, are determined each year by the Committee and are outlined in the “Long Term Equity Incentive Compensation” section.

The Consultant constructed a two tier Peer Group as follows in order to capture an appropriate view of the Company’s competitors:

•

Tier I consists of two New York City area banks that the Company considers its direct competitors but which are significantly larger than the Company. Therefore, such banks were used as a frame of reference but not for the direct compensation analysis. Tier I consisted of:

New York Community Bancorp, Inc.	Astoria Financial Corporation

•

Tier II consisted of 15 banks which are closer to the Company’s size (no more than twice as large and no less than half the size of the Company) and which are located in major urban/suburban areas of the Northeast United States:

Provident Financial Services, Inc.	TrustCo Bank Corp., Inc.
Signature Bank	U.S.B. Holding Co., Inc.
Dime Community Bancshares, Inc.	Provident New York Bancorp
Brookline Bancorp, Inc.	Kearney Financial Corp.
Sterling Bancorp	PennFed Financial Services, Inc.[1]
Hudson Valley Holding Corp.	OceanFirst Financial Corp.
Lakeland Bancorp, Inc.	Smithtown Bancorp
Suffolk Bancorp

[1]	PennFed was acquired by New York Community Bancorp on March 31, 2007. The Consultant used 2006 proxy disclosures for PennFed with regard to the 2007 executive total direct compensation review.

In addition to the Peer Group review, the Committee considers other factors when determining compensation amounts, such as the individual executive’s level of responsibility and individual performance and the financial and operational performance of the Company and the Bank in relation to internal budgeted amounts and performance of competitors. Indicators of financial and operational performance considered by the Committee include, among others, total assets, pre-tax income, earnings per share and book value per share. The achievements of certain strategic goals that are part of the Company’s strategic plan are also taken into consideration. The Committee also compares the Company’s performance against the performance of the Peer Group with respect to certain other indicators, including such performance measures as return on average assets, return on average equity, net interest margin, and efficiency ratio.

2007 Executive Compensation Components

For the fiscal year ended December 31, 2007, the principal components of compensation for the named executive officers were:

•	base salary;

•	performance based incentive cash bonus;

•	long-term equity incentive compensation;

•	retirement benefits; and

•	perquisites and other personal benefits.

Allocating Executive Compensation

Total direct compensation consists of base salaries plus performance based cash incentive bonuses and long-term equity incentive compensation. The percentages described below are based on the full grant date fair value of annual compensation (calculated in accordance with Statement of Financial Accounting Standards No. 123(R) (“FAS 123(R)”)). These amounts differ from the amounts included in the Summary Compensation Table under the columns “Stock Awards,” “Option Awards” and “Total,” which were calculated in accordance with SEC regulations under which the value of an equity award is spread over the years during which it is earned.

For the fiscal year ended December 31, 2007, the Committee allocated compensation for the named executive officers as follows:

•	Base salaries ranged from 49% to 61% of total direct compensation;

•	Performance based incentive cash bonuses ranged from 30% to 50% of base salaries, and from 18% to 26% of total direct compensation; and

•	Long-term equity incentive compensation ranged from 21% to 31% of total direct compensation.

The Committee looks at all elements of total direct compensation in order to provide a mix of compensation components to the named executive officers.

Base Salary

Base salary is designed to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibility. The Company pays base salaries because it provides a basic level of compensation and is necessary to recruit and retain executives. An important aspect of base salary is the Committee’s ability to use annual base salary adjustments to reflect an individual’s performance or changed responsibilities. Base salary levels are also important because they are used to determine the target amount of performance based cash incentive bonuses and the amount of retirement benefits.

As discussed above, in determining the base salary of named executive officers, the Committee considers a variety of factors in addition to the compensation paid to executives in the Peer Group, including the individual executive’s level of responsibility and individual performance, and the financial and operational performance of the Company and the Bank in relation to internal budgeted amounts and performance of competitors. The benchmarking analysis prepared by the consultant for 2007, which was reviewed by the Committee, indicated that base salary levels of most of the Company’s named executive officers were at or below the median. Base salary increases set by the Committee for fiscal year 2007 were intended to position short-term cash compensation levels at or about the median of the Peer Group, adjusted by the results of an assessment of the Company’s and the Bank’s performance during the year as well as each individual executive’s contribution to such performance.

Salary levels are typically considered annually as part of the Committee’s performance review process, and base salaries are increased effective July 1 of each year. Salary levels are also considered upon a promotion or other change in job responsibility. Merit based increases to salaries of named executive officers are based on the Committee’s assessment of the individual’s performance.

Performance Based Incentive Cash Bonus

In addition to base salary, the Company provides named executive officers with performance based incentive cash bonuses as a form of short-term incentive to compensate them for services rendered during the year and drive achievement of current performance goals. Performance measures for the named executive officers are based on the overall Company performance.

In 2006, the Board of Directors approved a strategic plan (the “Strategic Plan”) to accelerate the Company’s move towards a more “commercial-like” banking operation in order to improve future margins and improve long-term shareholder value. The Board of Directors directed management to make the requisite incremental investments in people and systems to effect this change. The strategy increased operating expenses in 2006 and for most of 2007, without a corresponding increase in revenues, as new business initiatives came on board and infrastructure to support them was built. The Board of Directors approved a financial forecast for 2007 which showed a reduction in net income from 2006 recognizing the need to match the financial forecast to these changes in the Company’s operations. Operating earnings for the Company showed a positive progression for the last three quarters of 2007 due in part to revenue from the new initiatives, which began to cover the related incremental costs. Management achieved several important strategic goals consistent with this effort during 2007, including the development of a business banking operation that exceeded first year expectations and significantly contributed to loan origination volumes. As a part of this strategy, in 2007 the Company successfully launched its Internet banking division, iGObanking.com®, which exceeded both volume and operating expectations, helping the Bank to meet its funding requirements for the year. Pursuant to the Strategic Plan, during 2007 considerable improvements were made in the Company’s infrastructure to provide to our business customers enhanced products, including, among others, remote deposit capture, lock box, and cash management. Meeting the 2007 schedule on these infrastructure improvements and new business initiatives was important for providing a strong, timely base for earnings growth and fulfillment of the Strategic Plan. The compensation decisions by the Committee for 2007 necessarily included consideration of the difficulty of timely and successfully implementing and effecting the Strategic Plan. In addition, those compensation decisions also required consideration of the Company’s performance as compared to industry performance, particularly in the area of credit quality. Throughout 2007, the Company was unaffected by the profound subprime and other real estate related problems impacting the Company’s industry generally. As a result, the Company did not experience the same significant downturn in valuation as many others in the financial industry. While the total return to the Company’s investors was a negative 4% for the year, this performance was considerably better than the industry standard SNL Thrift Index, which was down 35% for 2007.

In February 2007, the Board of Directors approved the Company’s Annual Incentive Plan for Executives and Senior Officers (the “Incentive Bonus Plan”) as recommended by the Committee. The Incentive Bonus Plan provided for annual incentive payments to the Company’s CEO/President, Executive Vice Presidents and Senior Vice Presidents. The Committee developed the Incentive Bonus Plan in conjunction with the Consultant. The Incentive Bonus Plan is governed by the provisions of the Company’s Omnibus Plan.

The annual incentive payment to Incentive Bonus Plan participants is based on the Company’s financial performance for that year measured against certain corporate financial performance metrics established for that year. These performance metrics may be established to measure performance versus Company goals, peer group comparisons, or a combination thereof, as contemplated by the Omnibus Plan.

The Incentive Bonus Plan provides that the targets and awards for the CEO be developed by the Committee and approved by the Board of Directors, and for the other participants be recommended by the CEO and approved by the Committee. The target goals for 2007 under the Incentive Bonus Plan were diluted operating earnings per share of $1.10, and return on average equity of 9.60%. Operating earnings per share excludes any gains or losses from balance sheet or corporate restructurings, changes to income tax laws, and merger related charges. In subsequently assessing whether 2007 target goals had been met, the Committee considered factors that affected the operating results for 2007, including the adoption of a new accounting pronouncement that was not considered when the target amount was established, the suspension of the stock repurchase program that was a component of the target goals, and the non-operating other-than-temporary impairment charge recorded in the fourth quarter. The Committee agreed that operating earnings per share for 2007 for purposes of the Incentive Bonus Plan would exclude the income recognized under the new accounting pronouncement and the charge recorded from the non-operating other-than-temporary impairment charge. The Committee also agreed that operating diluted earnings per share was to be adjusted for the affect of the suspension of the stock repurchase program. This resulted in the Committee considering operating diluted earnings per share to be $1.09 for 2007. The Committee concluded that return on average equity would be adjusted for the items discussed for operating diluted earnings per share, with the exception of the suspension of the stock repurchase program, resulting in return on average equity of 9.66% for 2007. The Committee then recommended, and the Board of Directors approved, the payment of performance based incentive cash bonus awards as determined under the guidelines approved in February 2007.

The Incentive Bonus Plan permits the Committee to select a range within which corporate performance must fall for annual bonuses to be awarded. The range consists of a threshold level, or minimum performance level necessary to earn a bonus and below which no bonus is paid; a maximum level, or performance level necessary to earn the maximum bonus and beyond which no additional bonus can be earned; and a target level, or performance level necessary to earn the target bonus. The target level of performance is based on the Company’s Strategic Plan. Determinations of award targets and actual awards under the Incentive Bonus Plan are generally intended to comply with Section 162(m) of the Internal Revenue Code as contemplated by the Omnibus Plan, which also permits awards not structured to so comply.

The 2007 target bonus for the CEO/President was equal to fifty percent (50%) of his base salary, the target bonus for each Executive Vice President was forty percent (40%) of his or her base salary, and the target bonus for each other participant was equal to thirty percent (30%) of his or her base salary. Failure to achieve at least the threshold level of performance would result in no bonus being paid, achievement of the threshold level of performance would result in a bonus equal to 60% of the target bonus, and performance at or beyond the maximum level of performance would result in a bonus equal to 125% of the target bonus. Target, minimum and maximum bonus amounts for established targets were subject to reduction, but not increase, at the discretion of the Committee. Performance results within these benchmarks are prorated for incentive purposes.

Long-Term Equity Incentive Compensation

The Company also provides named executive officers with long-term equity incentive compensation to encourage them to focus on long-term Company performance and to provide an opportunity for named executive officers and certain designated key employees to increase their stake in the Company through grants of restricted stock units and stock options. The allocation between restricted stock unit awards and stock options is based on the recommendations of the Committee to the Board of Directors. Although the Committee has the authority described below, its determinations are subject to approval by the Board of Directors.

Long-term equity incentive compensation awards are structured in accordance with the Omnibus Plan. In general, the Committee has the authority to determine all terms and conditions of awards except where such authority is limited by a provision of the Omnibus Plan. For example, subject to the Omnibus Plan’s minimum vesting requirements, the Committee may condition the grant or vesting of an award on continued service, satisfaction of performance goals, or other criteria, and the Committee may provide that the vesting conditions are waived in specified circumstances or may waive them on a case-by-case basis. In addition, the Committee has general discretion to determine the time and manner of settlement of any award, either at the time of grant or thereafter. However, the Omnibus Plan expressly prohibits the repricing of stock options without stockholder approval.

Long-term equity awards to the named executive officers were made at the Committee’s regularly scheduled meeting in June 2007. The Committee has historically made equity awards at its June meeting and used that date as date of valuation. The Committee considered the Company’s performance and each named executive officer’s contribution to that performance. The awards were made in accordance with the recommendations previously made by the Consultant for allocation of compensation between cash and equity awards.

Tax Qualified Retirement Benefits

Retirement Plan

The Company provides retirement benefits to substantially all of its employees, including the named executive officers, to provide a competitive compensation package within the market that the Company operates. The Retirement Plan is a defined benefit pension plan that is funded by the Bank on an actuarial basis in accordance with federal tax laws. Participants earn a vested right to their accrued retirement benefit upon completion of five years of service with the Bank or its participating affiliates. However, in an effort to reduce the cost to the Bank, the Board of Directors determined it was desirable to freeze the Retirement Plan and replace it with the Defined Contribution Retirement Program discussed below.

Accordingly, effective September 30, 2006, the Board of Directors froze the Retirement Plan, which means that no employee is permitted to commence participation in the Retirement Plan, and no further benefits will accrue for plan participants after the plan freeze date. Employment service after the plan freeze date will continue to be recognized in determining vested service and eligibility for early retirement.

All full-time employees of the Bank who completed one year of service prior to September 30, 2006 participate in the Retirement Plan. Participants earn an annual retirement benefit at normal retirement age (the later of age 65 or the fifth anniversary of participation) based on their compensation and service through September 30, 2006. Benefits are paid in the form of an annuity. Annual benefits under the Retirement Plan are limited by federal tax laws. As a general rule, during 2007 annual benefits were limited to $180,000. Compensation in excess of $225,000 is required to be disregarded in determining benefits.

Defined Contribution Retirement Program

Effective October 1, 2006, the Board of Directors approved a new Defined Contribution Retirement Program (“DCRP”), which is intended to provide employees with retirement savings subsequent to the freezing of the Retirement Plan by the Bank. As with the Retirement Plan, contributions to the DCRP are made by the Bank. All full-time employees who have completed one year of service receive an annual contribution equivalent to four percent of their eligible base salary (up to tax law limits), made in the form of Company stock, which is available for immediate diversification into the various investment funds available under the Bank’s 401(k) Savings Plan. Employees vest in Company contributions 20 percent per year and are fully vested after five years of service (including years prior to adoption of the DCRP).

401(k) Savings Plan

The Bank offers a tax-qualified retirement savings plan pursuant to which all full-time employees who have completed one year of service are eligible to contribute up to 25 percent of their annual salary on a pre-tax basis, subject to limits prescribed by the Internal Revenue Code. The Company matches 50 percent of the first six percent of salary contributed to the savings plan. All employee contributions are fully vested upon contribution. Employees vest in Company matching contributions 20 percent per year of service and are fully vested after five years of service. Plan participants are able to direct the investment of all contributions made by the Company, as well as their own contributions, from among the investment funds made available under the plan. The investment funds available are a number of mutual funds and Company common stock.

Stock-Based Profit Sharing Plan

The Company also provides a tax-qualified retirement plan pursuant to which all full-time employees who have completed one year of service receive a Company contribution, made in the form of Company stock. The amount of the contribution is determined by the Company each year in its discretion. For 2007, the contribution was approximately 6% of eligible salary. Employees vest in Company contributions 20 percent per year of service and are fully vested after five years of service. Participants are able to direct the investment of all contributions made by the Company to the investment funds made available under the plan. The investment funds offered under the plan are identical to the funds available under the 401(k) Savings Plan.

Supplemental Retirement Benefits

In addition to the retirement benefits discussed above, the Company provides the named executive officers and certain other executives with the opportunity to participate in the supplemental retirement plans discussed below, which offers these individuals the opportunity to defer a portion of their compensation and receive benefits for compensation earned but not credited in the qualified plans due to Internal Revenue Code limitations.

Supplemental Savings Incentive Plan

The named executive officers and all employees who have reached the level of Vice President and above are eligible to participate in the Supplemental Savings Incentive Plan (“SSIP”). Effective March 1, 2008, only Senior Vice Presidents and above will be eligible to participate, but all Vice Presidents currently participating or who will become eligible to participate in 2008 will continue to be eligible. A participant may contribute, through a deferral of salary, up to 15 percent of their actual compensation less six percent of their compensation as defined under the 401(k) Savings Plan. The Bank matches 50 percent of each participant’s contributions to the SSIP, which vest 20 percent per year of service and are fully vested after five years of service. Participants direct the investments of their contributions and the matching contributions in the SSIP among the mutual fund investments made available by the Bank.

The Bank also credits each participant’s account in the SSIP with a number of phantom shares of common stock of the Company equal to the number of shares of common stock that would have been contributed to the participant’s account under the Stock-Based Profit Sharing Plan but were not due to tax law limits. These additional credits vest 20 percent per year of service and are fully vested after five years of service.

Credits to the SSIP made as phantom shares remain invested as phantom shares (whose value is determined by reference to the price of the Company’s common stock). They and are not subject to diversification as the Company wants management-level employees to have a significant investment in Company stock and believes it is appropriate to have their supplemental retirement benefits invested in this way.

The SSIP is a non-qualified plan. As a result, participants in this plan have no interest in particular assets of the Company or the Bank, and are solely unsecured general creditors with respect to these benefits. Funds under the SSIP are placed in a rabbi trust.

Supplemental Executive Retirement Plan

Under his employment agreement, Mr. Buran participates in a supplemental executive retirement plan (the “SERP”) as discussed in detail under the heading “Potential Payments Upon Termination or Change in Control” on page 29.

Perquisites and Other Personal Benefits

Perquisites and other benefits represent a small part of the Company’s overall compensation package, and are offered only after consideration of business need. Perquisites and other personal benefits provided to the named executive officers are reviewed annually. The named executive officers are provided with the use of a company automobile. The use of company automobiles is largely for business purposes. Attributed costs of this perquisite and other personal benefits for the named executive officers for the fiscal year ended December 31, 2007 are not included in column (i) of the Summary Compensation Table on page 23 since the aggregate incremental cost to the Company due to personal use for each named executive officer was less than $10,000.

Each named executive officer and certain other officers are offered the opportunity to participate in the Bank Owned Life Insurance (“BOLI”) provided by the Bank. In the event of a BOLI participant’s death while employed by the Bank, his or her beneficiaries are entitled to a death benefit from the policy equal to two times the participant’s base salary at the time of death. Upon retirement from the Bank or termination from the Bank with five years of service, the death benefit coverage under the policy reduces to one time the base salary. At the time the Bank purchased the insurance policy providing for this coverage, it paid a single premium intended to fully fund the policy. The Summary Compensation Table on page 23 reflects the value of the insurance coverage provided under the policy in accordance with Internal Revenue Service guidelines.

Employment Agreements

The Company has entered into employment agreements with the named executive officers. Information regarding payments to the named executive officers pursuant to such employment agreements upon termination of employment or a change of control is provided under the heading “Potential Payments Upon Termination or Change in Control” on page 29.

Compensation of the Chief Executive Officer

Mr. Buran’s annual rate of base salary was increased from $495,000 to $545,000 effective July 1, 2007. His 2007 performance based incentive cash bonus of $272,000, made in accordance with the Incentive Bonus Plan described above, reflects an increase of $47,000 over 2006. In addition to his salary and performance based incentive cash bonus increases, Mr. Buran received grants in 2007 of 10,000 restricted stock units and 15,000 common stock options, which were the same as his grants in 2006. The value of these grants, as calculated in accordance with FAS 123(R), was $231,000 and $231,300 for 2007 and 2006, respectively. Mr. Buran also received Supplemental Savings Incentive Plan deferred credits of $49,703 and $62,609 in 2007 and 2006, respectively. Under Mr. Buran’s employment agreement, the Company credited $50,000 in 2007 and 2006 to a bookkeeping account maintained by the Company and the Bank for the purpose of providing supplemental retirement benefits. All of the foregoing compensation decisions were made in accordance with, and reflect the Committee’s assessment of, competitive compensation for positions of comparable responsibilities among the Peer Group. The Committee also considered the Company’s and the Bank’s overall performance and Mr. Buran’s instrumental role in achieving that performance in accordance with the Company’s Strategic Plan.

Executive Stock Ownership Guidelines

In 2006, the Committee established stock ownership guidelines for executive officers as a way to align more closely the interests of key executives with those of the shareholders. These guidelines provide a direct linkage between executive rewards and Company results.

These stock ownership guidelines apply to all long-term equity awards made on or after June 1, 2006. The amount to be retained depends on the executive’s position. The President/CEO and Executive Vice Presidents are required to retain 50 percent of their “profit shares.” Profit shares are defined as net shares acquired following stock option exercises or vesting of full-value awards following payment of applicable withholding taxes. All Senior Vice Presidents must retain 25 percent of their profit shares. Executive officers must retain their profit shares until they reach age 61, after which time they may dispose annually of 20 percent of the aggregate number of profit shares then held.

Compliance with these guidelines is mandatory for all executive officers of the Company.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to each of certain executive officers, excluding from this limit “performance-based” compensation as defined for purposes of that Section. Prior to the 2002 stock option grants, the Company’s stock option plan failed to satisfy one of the technical requirements of Section 162(m), but grants made on and after the 2002 option grant date are intended to comply with the requirements of that Section. The Company’s restricted stock and incentive bonus plans were not intended to qualify as “performance-based” because the Committee believed that the flexibility afforded by the design of these plans was desirable and, in light of historical compensation levels, that compliance with Section 162(m) was unnecessary because compensation was unlikely to exceed the $1 million deduction limit. The Omnibus Plan, which was approved by stockholders at the 2005 annual meeting, currently enables the Committee to structure annual incentive bonus awards as well as restricted stock and other long-term equity awards so as to qualify as “performance-based” under Section 162(m). However, the Committee may choose to pay compensation that is not deductible under Section 162(m) if it believes such compensation is appropriate. Deductibility of incentive bonus payments to named executive officers in 2007 was not limited by the requirements of Section 162(m).

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based payments made under the Omnibus Plan in accordance with the requirements of FAS 123(R).

Compen sation Committee Report

The Compensation Committee of the Company has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Michael J. Russo, Chairman

Louis C. Grassi, CPA

Donna M. O’Brien

John E. Roe, Sr.

Summar y Compensation Table

The table below summarizes the total compensation of each of the named executive officers for the fiscal years ended December 31, 2007 and 2006. The Company has entered into employment agreements with the named executive officers. A description of the material terms of these employment agreements is provided under the heading “Potential Payments Upon Termination or Change in Control” on page 29.

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation ($)		Total ($)
John R. Buran	2007	520,000	—	225,297	47,214	272,000	9,893	134,124	(4)	1,208,528
President and Chief Executive Officer of the Company and the Bank	2006	472,500	225,000	220,744	70,093	—	25,787	139,536		1,153,660

David W. Fry	2007	210,000	—	68,951	17,578	89,800	8,974	39,375	(5)	434,678
Executive Vice President, Treasurer and Chief Financial Officer of the Company; Executive Vice President/Finance of the Bank	2006	185,000	68,000	51,826	12,404	—	33,451	35,503		386,184

Maria A. Grasso(6)	2007	262,500	—	49,457	50,264	109,800	—	31,039	(7)	503,060
Executive Vice President and Chief Operating Officer of the Company and the Bank, and Corporate Secretary	2006	168,269	75,000	23,558	30,533	—	—	—		297,360

Francis W. Korzekwinski	2007	237,500	—	74,884	20,932	97,800	7,749	42,262	(8)	481,127
Executive Vice President and Chief of Real Estate Lending of the Company and the Bank	2006	192,500	70,000	66,246	28,314	—	17,276	36,103		410,439

Henry A. Braun(9)	2007	177,150	—	151,653	36,361	53,700	22,401	34,433	(10)	475,698
Senior Vice President of the Company; Senior Vice President/ Operations of the Bank	2006	171,000	50,000	122,887	36,936	—	46,971	32,474		460,268

(1)	Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into the 401(k) Savings Plan or the Supplemental Savings Incentive Plan (“SSIP”). Amounts deferred into the SSIP are included in the Nonqualified Deferred Compensation Table on page 28.
(2)	Reflects the dollar amounts recognized for financial statement reporting purposes for the fiscal years ended December 31, 2007 and 2006 in accordance with FAS 123(R) of equity awards granted pursuant to the 2005 Omnibus Incentive Plan and thus may include amounts from awards granted in and prior to the respective years. Assumptions used in the calculation of such amounts are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2008. The amount shown for Mr. Braun includes the effect of an accelerated expensing due to the fact that this named executive officer has reached retirement eligibility.
(3)	Reflects amounts of the actuarial increase in the present value of the named executive officer’s benefits under the Retirement Plan, which is the Bank’s only defined benefit pension plan for employees. Amounts are determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. The Retirement Plan was frozen effective September 30, 2006. There are no above-market or preferential earnings on deferred compensation because earnings under all non-qualified defined contribution and deferred compensation plans are pegged to investments that are available to the general public.
(4)	Consists of $6,750 in matching contributions to the 401(k) Savings Plan, $9,000 in contributions to the Defined Contribution Retirement Program (“DCRP”), $50,000 in contributions allocated by the Company to Mr. Buran’s SERP Account, $49,704 in contributions allocated by the Company pursuant to the SSIP, $13,304 in contributions to the Stock-Based Profit Sharing Plan, and $5,366 representing the value attributable to Bank Owned Life Insurance provided by the Bank (in accordance with the Internal Revenue Service guidelines).

(5)	Consists of $5,676 in matching contributions to the 401(k) Savings Plan, $8,400 in contributions to the DCRP, $11,624 in contributions allocated by the Company pursuant to the SSIP, $11,508 in contributions to the Stock-Based Profit Sharing Plan, and $2,167 representing the value attributable to Bank Owned Life Insurance provided by the Bank (in accordance with the Internal Revenue Service guidelines).
(6)	Ms. Grasso became Executive Vice President and Chief Operating Officer of the Company effective May 1, 2006. She is not eligible to participate in the Retirement Plan because it was frozen before she could satisfy the eligibility requirements.
(7)	Consists of $4,756 in matching contributions to the 401(k) Savings Plan, $7,038 in contributions to the DCRP, $9,740 in contributions allocated by the Company pursuant to the SSIP, and $9,505 in contributions to the Stock-Based Profit Sharing Plan.
(8)	Consists of $6,420 in matching contributions to the 401(k) Savings Plan, $9,000 in contributions to the DCRP, $13,146 in contributions allocated by the Company pursuant to the SSIP, $12,841 in contributions to the Stock-Based Profit Sharing Plan, and $855 representing the value attributable to Bank Owned Life Insurance provided by the Bank (in accordance with the Internal Revenue Service guidelines).
(9)	Mr. Braun retired from the Bank effective January 2, 2008.
(10)	Consists of $4,788 in matching contributions to the 401(k) Savings Plan, $7,086 in contributions to the DCRP, $9,806 in contributions allocated by the Company pursuant to the SSIP, $9,947 in contributions to the Stock-Based Profit Sharing Plan, and $2,806 representing the value attributable to Bank Owned Life Insurance provided by the Bank (in accordance with the Internal Revenue Service guidelines).

Grants of Pla n Based Awards in 2007

All stock and option awards granted by the Company to the named executive officers in 2007 are shown in the following table. They were all granted under the 2005 Omnibus Incentive Plan (the “Omnibus Plan”).

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(1) (#)	All Other Option Awards: Number of Securities Underlying Options(2) (#)	Exercise or Base Price of Option Awards(3) ($/sh)	Closing Market Price on Date of Grant of Option Awards(3) ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
John R. Buran	6/19/2007		15,000	16.65	16.58	64,500
	6/19/2007	10,000				166,500
David W. Fry	6/19/2007		10,000	16.65	16.58	43,000
	6/19/2007	6,000				99,900
Maria A. Grasso	6/19/2007		10,000	16.65	16.58	43,000
	6/19/2007	8,000				133,200
Francis W. Korzekwinski	6/19/2007		10,000	16.65	16.58	43,000
	6/19/2007	6,000				99,900
Henry A. Braun	6/19/2007		3,000	16.65	16.58	12,900
	6/19/2007	3,000				49,950

(1)	All of these awards are grants of restricted stock units (RSUs). The RSUs vest 20% per year beginning on the first anniversary of the date of grant, but vest in full upon the holder’s retirement, death or disability, or upon a change in control. The RSUs provide for current payment of cash dividends.
(2)	All of these options are non-qualified options with a ten-year term. The options vest 20% per year beginning on the first anniversary of the date of grant, but vest in full upon the holder’s retirement, death or disability, or upon a change in control. Options terminate immediately upon a termination for cause, 60 days after a voluntary resignation, six months after an involuntary termination without cause, two years after termination on account of retirement, death or disability, and one year after a voluntary resignation or involuntary termination without cause that follows a change in control.
(3)	Under the Omnibus Plan, the exercise price under an option award is determined by the Compensation Committee, but such price may not be less than the fair market value of the Company’s common stock on the date of the grant. Fair market value is defined as the mean of the highest and lowest quoted selling price, regular way, of the Company’s common stock on the Nasdaq Global Select Market on the day before the date of grant, unless the Compensation Committee determines otherwise. Pursuant to SEC rules, this table shows both the actual exercise price of the stock option awards granted and the closing market price of the Company’s common stock on the date of grant.

Outstanding Equity Awar ds at 2007 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price(2) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)
John R. Buran	—	15,000	16.65	6/18/2017	10,000	160,500
	3,000	12,000	16.44	6/19/2016	8,000	128,400
	70,000	—	17.88	6/20/2015	18,000	288,900
	10,000	—	16.77	6/14/2014	4,000	64,200
	14,400	3,600	13.47	6/16/2013	1,500	24,075
	37,500	—	12.37	6/17/2012	—	—
	33,750	—	10.89	7/16/2011	—	—
	70,300	—	7.77	1/21/2011	—	—

David W. Fry	—	10,000	16.65	6/18/2017	6,000	96,300
	2,000	8,000	16.44	6/19/2016	4,800	77,040
	5,000	—	17.88	6/20/2015	3,000	48,150
	10,000	—	16.77	6/14/2014	2,000	32,100
	1,800	600	13.47	6/16/2013	180	2,889
	2,700	—	12.37	6/17/2012	—	—
	1,800	—	10.89	7/16/2011	—	—

Maria A. Grasso	—	10,000	16.65	6/18/2017	8,000	128,400
	10,000	40,000	16.79	4/30/2016	8,400	134,820

Francis W. Korzekwinski	—	10,000	16.65	6/18/2017	6,000	96,300
	1,000	4,000	16.44	6/19/2016	4,800	77,040
	5,000	—	17.88	6/20/2015	3,000	48,150
	4,000	—	16.77	6/14/2014	1,600	25,680
	6,000	1,500	13.47	6/16/2013	600	9,630
	18,000	—	12.37	6/17/2012	—	—
	16,875	—	10.89	7/16/2011	—	—

Henry A. Braun(4)	—	3,000	16.65	6/18/2017	3,000	48,150
	1,000	4,000	16.44	6/19/2016	4,000	64,200
	5,000	—	17.88	6/20/2015	3,000	48,150
	4,000	—	16.77	6/14/2014	1,600	25,680
	6,000	1,500	13.47	6/16/2013	600	9,630
	18,000	—	12.37	6/17/2012	—	—

(1)	All options listed vest at a rate of 20% per year over the first five years of the ten year option term with the exception of the 2004 and 2005 option grants (expiring in 2014 and 2015) which became 100% vested on December 21 of their respective years.
(2)	Pursuant to the 2005 Omnibus Incentive Plan and the Company’s 1996 Stock Option Incentive Plan that preceded it, the exercise price equals the mean of the high and low sales price of the Company’s common stock on the day before the grant date.
(3)	All restricted shares/units vest at a rate of 20% per year over a period of five years.
(4)	Mr. Braun retired effective January 2, 2008, at which time all of his unexercisable options became exercisable and all of his unvested stock awards became vested.

Option Exer cises and Stock Vested in 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John R. Buran	20,000	177,000	13,900	228,385
David W. Fry	—	—	3,620	59,427
Maria A. Grasso	—	—	2,100	33,327
Francis W. Korzekwinski	—	—	4,500	74,061
Henry A. Braun	—	—	4,300	70,745

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under the Bank’s Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
John R. Buran	Retirement Plan	5.7	144,567	—
David W. Fry	Retirement Plan	7.8	131,851	—
Maria A. Grasso(4)	Retirement Plan	—	—	—
Francis W. Korzekwinski	Retirement Plan	13.0	116,775	—
Henry A. Braun(3)	Retirement Plan	11.9	319,915	—

(1)	Number of years of credited service was frozen under the Retirement Plan as of September 30, 2006.
(2)	Present value of accumulated benefit as of December 31, 2007. See footnote 10 to the Company’s audited financial statements for the year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K for that year for the assumptions used in determining this value. Estimated annual retirement benefit payable as a single life annuity at age 65 to the named executive officer, based on the assumption that such officer retires at age 65 with no increase in compensation or “social security compensation” from that in effect in 2007.
(3)	Mr. Braun retired effective January 2, 2008. He started receiving monthly pension payments of $2,269 on February 1, 2008.
(4)	Ms. Grasso became Executive Vice President and Chief Operating Officer of the Company effective May 1, 2006. Accordingly, she is not eligible for the Bank’s Retirement Plan prior because she could not satisfy the eligibility requirements prior to the plan freeze.

Participants in the Retirement Plan earn a full annual retirement benefit at normal retirement age (the later of age 65 or the fifth anniversary of participation) equal to the sum of (1) 2% of “average annual earnings” (the average annual base salary for the three consecutive years out of the final ten years of service which produces the highest average) times years of credited service prior to March 1, 1993, up to 30 years, plus (2) 1.6% of “average annual earnings” times years of credited service after February 28, 1993, plus (3) 0.45% of “average annual earnings” in excess of “average social security compensation” (as determined pursuant to Internal Revenue Service regulations) times years of credited service after February 28, 1993. The total years of credited service taken into account cannot exceed 35 years. Participants also earn a full annual retirement benefit upon retirement at age 62 with 20 years of service. Participants earn a reduced annual early retirement benefit upon retirement at age 60 (without regard to their years of service) or if their age plus the number of years of credited service equals 75. The early retirement benefit is generally the full retirement benefit reduced by 0.25% for each month the benefit commences prior to age 65 (prior to age 62 if the retiree has 20 years of service).

The Retirement Plan was frozen effective as of September 30, 2006. As a result, no additional benefits will accrue after that date. In applying the above benefit formulas, compensation and service after September 30,

2006 will be disregarded, except that service after that date will continue to be recognized in determining vested service and eligibility for early retirement.

Benefits under the Retirement Plan are paid in the form of a monthly annuity for the life of the retiree. Retirees may elect one of several actuarially equivalent alternative annuity forms of benefit under which monthly benefits would be reduced during the life of the retiree but benefits would continue to be payable after the retiree’s death, either for the life of the retiree’s beneficiary or for a specified number of years.

Mr. Braun retired effective January 2, 2008 with an early retirement benefit. No other named executive officer was eligible to retire as of December 31, 2007.

Annual benefits under the Retirement Plan are limited by federal tax laws. As a general rule, during 2007 annual benefits were limited to $180,000. Compensation in excess of $225,000 (subject to cost of living adjustments) is required to be disregarded. The Retirement Plan is funded by the Bank on an actuarial basis. Participants earn a vested right to their accrued retirement benefit upon completion of five years of service with the Bank or its participating affiliates.

Nonqualified Deferred Compensation

Pursuant to the Bank’s Supplemental Savings Incentive Plan (“SSIP”), the named executive officers and any other officer who has achieved the level of at least vice president and has completed one year of service may defer a portion of their compensation and receive matching credits with respect to such deferrals. Effective March 1, 2008, eligibility requirements will be limited to Senior Vice Presidents and above, grandfathering all existing Vice Presidents currently participating or who will become eligible to participate in 2008. Deferral elections are made by eligible executives in December of each year for amounts to be earned in the following year. Officers may elect to defer up to 15% of salary less 6% of his or her compensation as defined under the Bank’s 401(k) plan. The Bank credits each participant with matching credits in an amount equal to 50% (or such other percentage as determined by the Board of Directors on a prospective basis) of the participant’s deferral.

Deferrals and matching credits may be invested by executives in any funds available under the SSIP. The table below shows the funds available under the SSIP, and their annual rate of return for the calendar year ended December 31, 2007, as reported by the administrator of the SSIP.

Name of Fund	Rate of Return
Goldman Sachs Growth and Income Fund	1.83%
Goldman Sachs Structured Small Cap Growth	-8.76%
Goldman Sachs Government Income Fund	7.34%
Fidelity Money Market Fund	5.06%

Supplemental credits, in the amount that would have been credited to a participant under the Company’s Stock-Based Profit Sharing Plan but for tax code limitations, are credited under the SSIP in the form of phantom shares (whose value is determined by reference to the Company’s common stock). When dividends are paid on the common stock, dividend equivalents on such phantom shares are deemed reinvested in additional phantom shares.

Benefits under the SSIP are paid in accordance with the executive’s method of payment election. Benefits are paid in cash and can be received either as a lump sum payment or in annual installments.

Effective July 1, 2005, pursuant to his employment agreement, Mr. Buran receives an annual contribution of $50,000 to the Supplemental Executive Retirement Plan (“SERP”). Contributions under the SERP may be invested by Mr. Buran in the same funds available under the SSIP, which funds are listed above. Mr. Buran’s

SERP is discussed in further detail under the heading “Potential Payments Upon Termination or Change in Control” on page 29. None of the other named executive officers receive contributions under the SERP.

The following table provides information regarding contributions, earnings and account balances under the SSIP and the SERP. An employee’s right to receive benefits under these plans is no greater than the right of an unsecured general creditor of the Bank or the Company.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contribution in Last Fiscal Year(2) ($)		Aggregate Earnings in Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End(3) ($)
John R. Buran	62,764	81,356	(4)	5,127	(5)	—	642,941	(6)
David W. Fry	20,790	10,395		4,919		—	215,338
Maria A. Grasso	17,420	8,710		-114		—	26,016
Francis W. Korzekwinski	23,512	11,756		10,643		—	366,576
Henry A. Braun(7)	17,538	8,769		6,481		—	310,783

(1)	Reflects amounts deferred into the SSIP. These amounts are also reported in the “Salary” column in the Summary Compensation Table on page 23.
(2)	Reflects Bank credits under the SSIP and the SERP. These amounts are also reported in the “All Other Compensation” column in the Summary Compensation Table on page 23 but do not reflect amounts credited after December 31, 2007.
(3)	Includes the following amounts for each of the following named executive officers, which amounts are reported in the “Salary” column in the Summary Compensation Table on page 23: Mr. Buran, $62,764; Mr. Fry, $20,790; Ms. Grasso, $17,420.; Mr. Korzekwinski, $23,512; and Mr. Braun, $17,538 Includes the following amounts for each of the following named executive officers, which amounts are reported in the “All Other Compensation” column in the Summary Compensation Table: Mr. Buran, $81,356; Mr. Fry, $10,395; Ms. Grasso, $8,710; Mr. Korzekwinski, $11,756 and Mr. Braun, $8,769. Portions of the account balance reflecting participant deferrals prior to 2007 were generally included in the “Salary” column of the Summary Compensation Table for the applicable year, and portions reflecting Bank credits were generally included in the “All Other Compensation” column of the Summary Compensation Table for the applicable year. Amounts attributable to earnings have not been previously reported.
(4)	Reflects $31,356 of contributions under the SSIP and $50,000 of contributions under the SERP.
(5)	Reflects $6,944 of earnings in the SSIP and $-1,816 of earnings in the SERP.
(6)	Reflects $538,583 in aggregate balance under the SSIP and $104,358 in aggregate balance under the SERP.
(7)	Mr. Braun retired effective January 2, 2008. Upon his enrollment in the SSIP in 1996, Mr. Braun had elected to receive quarterly distributions over the course of five years, the first within 60 days of termination of employment. In order to comply with the American Jobs Creation Act, a distribution from his SSIP account in the amount of $10,259 was made on January 16, 2008, and the amount remaining in his SSIP account will be distributed to him in quarterly installments over the next five years.

Potential Payments upon Termination or Change of Control

The following table describes the potential payments and benefits that each of the named executive officers would be entitled to receive upon termination of employment under various circumstances and upon a change of control of the Company or the Bank. In each case, the table assumes the executive’s termination or the change of control occurred on December 31, 2007. The table does not include payments the executive would be entitled to receive in the absence of one of these specified events, such as from the exercise of previously-vested stock options (which amount can be calculated from the Outstanding Equity Awards at 2007 Fiscal Year-End Table), amounts payable under the Bank’s Retirement Plan (shown in the Pension Benefits Table) and amounts payable under the SSIP (shown in the Non-Qualified Deferred Compensation Table) that were vested prior to the event. The table below also does not include benefits provided on a non-discriminatory basis to salaried employees generally, including accrued vacation, and amounts payable under the 401(k) Savings Plan, DCRP and Stock-Based Profit Sharing Plan.

Potential Payments Upon Termination of Employment

	Cash Severance Payment	SERP Account(1)	Continuation of Medical / Welfare Benefits(2)	Accelerated Vesting of Equity Awards(3)	Excise Tax Gross-Up	Employee Benefit Trust(4)	Bank Owned Life Insurance (BOLI)(5)	Total Termination Benefits
John R. Buran
Voluntary Resignation Without Good Reason or Termination for Cause	—	$104,358	—	—	—	—	—	$104,358
Retirement	—	$500,000	—	$675,363	—	—	—	$1,175,363
Death(6)	—	$104,358	—	$675,363	—	—	$1,090,000	$1,869,721
Disability(6)	$1,095,189	$500,000	—	$675,363	—	—	—	$2,270,552
Voluntary Resignation for Good Reason or Termination Without Cause(7)	$2,535,000	$500,000	$107,415	$675,363	—	—	—	$3,817,778
Change of Control	$2,535,000	$500,000	$107,415	$675,363	$2,040,846	$1,784,900	—	$7,643,524
David W. Fry
Voluntary Resignation Without Good Reason or Termination for Cause	—	—	—	—	—	—	—	—
Retirement	—	—	—	$258,027	—	—	—	$258,027
Death(6)	—	—	—	$258,027	—	—	$450,000	$708,027
Disability(6)	$317,142	—	—	$258,027	—	—	—	$575,169
Voluntary Resignation for Good Reason or Termination Without Cause(7)	$654,000	—	$98,512	$258,027	—	—	—	$1,010,539
Change of Control	$654,000	—	$98,512	$258,027	$612,373	$689,627	—	$2,312,539
Maria A. Grasso
Voluntary Resignation Without Good Reason or Termination for Cause	—	—	—	—	—	—	—	—
Retirement	—	—	—	$263,220	—	—	—	$263,220
Death(6)	—	—	—	$263,220	—	—	$550,000	$813,220
Disability(6)	$387,618	—	—	$263,220	—	—	—	$650,838
Voluntary Resignation for Good Reason or Termination Without Cause(7)	$425,000	—	$2,187	$263,220	—	—	—	$690,407
Change of Control	$425,000	—	$2,187	$263,220	—	$140,080	—	$830,487
Francis W. Korzekwinski
Voluntary Resignation Without Good Reason or Termination for Cause	—	—	—	—	—	—	—	—
Retirement	—	—	—	$260,670	—	—	—	$260,670
Death(6)	—	—	—	$260,670	—	—	$490,000	$750,670
Disability(6)	$345,333	—	—	$260,670	—	—	—	$606,003
Voluntary Resignation for Good Reason or Termination Without Cause(7)	$700,000	—	$26,986	$260,670	—	—	—	$987,656
Change of Control	$700,000	—	$26,986	$260,670	$526,924	$760,030	—	$2,274,610

	Cash Severance Payment	SERP Account(1)	Continuation of Medical / Welfare Benefits(2)	Accelerated Vesting of Equity Awards(3)	Excise Tax Gross-Up	Employee Benefit Trust(4)	Bank Owned Life Insurance (BOLI)(5)	Total Termination Benefits
Henry A. Braun(8)
Voluntary Resignation Without Good Reason or Termination for Cause	—	N/A	—	—	—	—	—	—
Retirement	—	N/A	—	$199,680	—	—	—	$199,680
Death(6)	—	N/A	—	$199,680	—	—	$359,600	$559,280
Disability(6)	$253,432	N/A	—	$199,680	—	—	—	$453,112
Voluntary Resignation for Good Reason or Termination Without Cause(7)	$509,600	N/A	$85,155	$199,680	—	—	—	$794,435
Change of Control	$509,600	N/A	$85,155	$199,680	—	$675,473	—	$1,469,908

(1)	Mr. Buran is the only executive officer of the Company and the Bank who is entitled to receive a SERP benefit. The amount of the benefit depends on the circumstances of his termination of employment, as described below.
(2)	Reflects present value of such benefits using a 6.25% discount rate. See description under Employment Agreements following this table.
(3)	Reflects the value of restricted stock and RSUs and the option spread of stock options whose vesting is accelerated on the termination of employment or change of control, in each case based on the closing price of the Company’s common stock on December 31, 2007.
(4)	See description under Change of Control Arrangements following this table.
(5)	Death benefit under the BOLI policy is equal to two times the named executive officer’s base salary as of December 31, 2007, payable if the executive dies while employed by the Bank. If death occurs after retirement or other termination of employment from the Bank with five years of service, the death benefit reduces to one time the base salary.
(6)	In the event of termination of employment on account of death or disability prior to a change of control, the Compensation Committee may, in its sole discretion, award the executive officer a bonus for the year of termination, in an amount determined by the Compensation Committee either at the time of termination of employment or at the time bonuses to active employees are awarded, in which case the Company would pay such bonus to the executive officer or, in the event of death, to his or her designated beneficiaries or estate, as the case may be. In the event of the executive officer’s termination of employment on account of death or disability after a change of control, the Company would pay the executive officer or, in the event of death, his or her designated beneficiaries or estate, as the case may be, a pro rata portion of the bonus for the year of termination, determined by multiplying the amount of the bonus earned by the executive officer for the preceding calendar year by the number of full months of employment during the year of termination, and then dividing by 12.
(7)	If termination follows a change of control, the executive will also receive a pro rata portion of his or her bonus payable for the year of termination (based on the amount of bonus received in the prior year). The table includes an amount on account of this payment (in the Cash Severance Payment column) because the Company paid bonuses for 2007 in January 2008, and so a bonus for 2007 would have been payable had the change of control occurred on December 31, 2007.
(8)	Mr. Braun retired effective January 2, 2008 from the Company and the Bank. As a result of his separation, Mr. Braun received a consulting agreement with the Bank and the Company, which agreement expires in January 2009.

Employment Agreements

The Company and the Bank currently are parties to employment agreements with Messrs. Buran, Fry, and Korzekwinski and Ms. Grasso (collectively, the “Employment Agreements”). Mr. Braun had an employment agreement with the Company and the Bank on substantially the same terms as the Employment Agreements, but his employment agreement was terminated concurrently with his retirement from the Company and the Bank effective January 2, 2008. The Employment Agreements provide for termination of the executive’s employment by the Bank or the Company with or without cause at any time. The executive would be entitled to a lump sum severance payment and certain health and welfare benefits upon the occurrence of certain events: (1) the Company’s or the Bank’s termination of the executive’s employment for reasons other than for cause, (2) the executive’s resignation during the 60-day period commencing six months following a change of control (as defined below), or (3) the executive’s resignation from the Bank and the Company following an event which constitutes “good reason.” Good reason is defined as:

•	failure to re-elect the executive to his or her current offices;

•	a material adverse change in the executive’s functions, duties or responsibilities;

•	relocation of the executive’s place of employment outside of Queens and/or Nassau Counties (unless such location has been agreed to by the executive);

•	failure to renew the Employment Agreement by the Bank or Company;

•	a material breach of the Employment Agreement by the Bank or the Company; or

•	failure of a successor company to assume the Employment Agreement.

The lump sum severance payment under the Employment Agreements would be equal to the salary payments and bonuses (based on the highest bonus received in the last three years preceding termination) otherwise payable if the executive’s employment had continued for an additional 24 months (36 months in the case of Mr. Buran; 12 months in the case of Ms. Grasso until May 1, 2008 when her severance payment increases to 24 months). In addition, upon a termination of employment following a change of control, the executive will receive a pro rata portion of his or her bonus payable for the year of termination (based on the amount of bonus received in the prior year). Each named executive officer’s Employment Agreement with the Company provides that if the executive receives payments that would be subject to the excise tax on excess parachute payments imposed by Section 4999 of the Internal Revenue Code, the executive will be entitled to receive an additional payment, or “gross-up,” in an amount necessary to put the executive in the same after-tax position as if such excise tax had not been imposed.

The employment agreements entitle the executives to receive continued health and welfare benefits (including group life, disability, medical and dental benefits) for 24 months (36 months in the case of Mr. Buran; 12 months in the case of Ms. Grasso until May 1, 2008, when her benefit continuation increases to 24 months) equivalent to those provided to active employees during such period, including dependent coverage. In addition, if the executive is age 55 or older at the end of such period, the executive and his or her spouse are entitled to lifetime coverage under the Bank’s retiree medical and retiree life insurance programs at the level and cost-sharing percentage in effect at the time of the executive’s termination of employment.

In the event an executive terminates employment due to “disability,” which is defined generally to mean the inability of the executive to perform his or her duties for 270 consecutive days due to incapacity, each Employment Agreement provides that the executive would receive 100% of his or her salary for the first six months, 75% for the next six months and 60% for the remainder of the term of the Employment Agreement (less any benefits payable to the executive under any disability insurance coverage maintained by the Company or the Bank). These payments are shown in the Cash Severance Payment column of the above table.

Under Mr. Buran’s Employment Agreement, the Company credits $50,000 during each of the years 2006 through 2015 to a bookkeeping account maintained by the Company and the Bank (the “SERP Account”) for the purpose of providing supplemental retirement benefits. Amounts credited to the SERP Account are invested as directed by Mr. Buran in certain funds made available by the Bank with Mr. Buran’s consent. Upon Mr. Buran’s termination of employment with the Company or the Bank by reason of his death, or upon his voluntary resignation without “good reason,” or upon his termination for “cause” (which means (1) willful failure to perform his duties under the Employment Agreement and failure to cure such failure within sixty days following written notice thereof from the Company or the Bank, or (2) intentional engagement in dishonest conduct in connection with his performance of services for the Company or the Bank, or (3) conviction of a felony), the amount then credited to the SERP Account will be promptly paid to him (or in the case of his death, to his designated beneficiaries or his estate) in a cash lump sum. However, upon Mr. Buran’s termination of employment with the Company or the Bank by reason of his retirement, disability, voluntary resignation within one year following an event that constitutes “good reason” or discharge without “cause,” or for any reason following a “change of control” (as defined below), the Company will pay him a cash lump sum equal to (1) $500,000, without regard to the amount then credited to his SERP Account, or (2) the amount then credited to his SERP Account if such amount is greater than $500,000 and termination of employment occurs after May 27, 2015.

The Employment Agreements provide that in the event the executive’s employment terminates due to death, the executive’s beneficiaries (or estate) would receive a lump sum payment of the executive’s earned but unpaid salary, plus, in the case of Mr. Buran, payment of his SERP benefits described above.

In the event an executive terminates employment for reasons not described above or the executive’s employment is terminated for cause, the executive is entitled to receive only his or her earned but unpaid salary and any benefits payable under the terms of the Company’s and the Bank’s benefit plans.

Change of Control Arrangements

Upon a change of control (as defined below), in addition to the provisions of the Employment Agreements described above, (1) all outstanding restricted stock/units held by then-current employees and Outside Directors will immediately vest; (2) all outstanding stock options (and tandem limited stock appreciation rights (“SARs”)) held by then-current employees and Outside Directors will become immediately exercisable; (3) the exercise of an outstanding SAR within 90 days after the change of control will entitle the holder to receive a cash payment equal to the excess of (A) the highest price per share of common stock paid during the 90-day period prior to the exercise of the SAR or in the change of control over (B) the exercise price of the related stock option; and (4) the Employee Benefit Trust which was established by the Company to satisfy its obligations under certain employee benefit plans will terminate and any trust assets remaining after repayment of the Company’s loan to the trust and certain benefit plan contributions will be distributed to all full-time employees of the Company or one of its subsidiaries with at least one year of service, in proportion to their compensation over the four most recently completed calendar years plus the portion of the current year prior to the termination of the Employee Benefit Trust.

A “change of control” is generally defined, for purposes of the Employment Agreements and benefit plans maintained by the Company or the Bank, to mean:

•	the acquisition of all or substantially all of the assets of the Bank or the Company;

•

the occurrence of any event if, immediately following such event, a majority of the members of the board of directors of the Bank or the Company or of any successor corporation shall consist of persons other than Current Members (defined as any member of the Board of Directors as of the completion of the Company’s initial public offering and any successor of a Current Member whose nomination or election has been approved by a majority of the Current Members then on the Board of Directors);

•	the acquisition of beneficial ownership of 25% or more of the total combined voting power of all classes of stock of the Bank or the Company by any person or group; or

•

approval by the stockholders of the Bank or the Company of an agreement providing for the merger or consolidation of the Bank or the Company with another corporation where the stockholders of the Bank or the Company, immediately prior to the merger or consolidation, would not beneficially own, directly or indirectly, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of the total combined voting power of all classes of stock of the surviving corporation.

DIRECTOR COMPENSA TION

The following table provides information concerning the compensation of the Company’s directors for the fiscal year ended December 31, 2007. The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. Except as noted below, all of the Company’s directors are paid at the same rate. The differences among directors in the table below are a function of, among other things, additional compensation for chairing a committee, varying numbers of meetings attended and corresponding payments of meeting fees, and payments for service on local advisory boards if applicable.

Equity awards are valued at the grant date fair value computed in accordance with FAS 123(R) and expensed ratably over the vesting period, but without reduction for assumed forfeitures. The table below includes the ratable portion of grants made both in the current and in prior years to the extent the vesting period for those grants fell in such year.

Cash Compensation Paid to Members of the Board of Directors

For the fiscal year ended December 31, 2007, members of the Board of Directors who are not employees of the Company or the Bank (“Outside Directors”) are entitled to receive an annual retainer of $30,000 from the Bank, with no additional retainer from the Company. The Chair of the Audit Committee receives an additional annual retainer of $10,000 and the Chair of the Compensation Committee receives an additional annual retainer of $5,000. Outside Directors also receive meeting fees of $1,500 for each Board or Bank Board meeting attended, $1,000 for each Audit Committee or Compensation Committee meeting attended, and $750 for each other committee meeting attended, whether or not they are members of such committee. However, where the Board of Directors and the Bank Board meet on the same day, directors receive only a single board meeting fee for such meetings. Similarly, directors receive only a single committee meeting fee where identically constituted committees of the Board of Directors and Bank Board meet on the same day.

Outside Directors who are members of the Loan Committee also receive a fee from the Bank for conducting on-site inspections of proposed real estate collateral for certain loans in excess of $1,500,000. For each day that a director conducts such inspections, the director receives a fee of $400 for the first property inspected and $200 for each additional property inspected on that day.

2005 Omnibus Incentive Pl an

Pursuant to the Company’s 2005 Omnibus Incentive Plan, each Outside Director receive an annual award of 3,600 restricted stock units (“RSUs”), or shares of restricted stock if so determined by the Compensation Committee, as of June 1 of each year. Upon initial election or appointment to the Board of Directors or a change to Outside Director status, an Outside Director receives a pro rated portion of the annual award consisting of 300 shares of restricted stock (or RSUs if so determined by the Compensation Committee) for each full or partial month from the date of such person’s election or appointment or change in status to the following June 1.

Each award to an Outside Director vests with respect to one-third of the underlying shares on the June 1 following the date of grant, and an additional one-third of the underlying shares on each of the two subsequent June 1, provided the award holder is a director of the Company on each such date. In the event the Outside Director ceases to be a director of the Company before an award has fully vested, the unvested portion of the award is forfeited. Awards to Outside Directors become fully vested in advance of such schedule upon a change of control of the Company or the Bank (if the director is a member of the Board of Directors at such time) or upon termination of the director’s service on the Board of Directors due to death, disability or retirement. For this purpose, retirement means a director’s termination of service after five years of service as a Outside Director if the director’s age plus years of service as a Outside Director equals or exceeds 55.

Unless the Compensation Committee provides otherwise, dividends or dividend equivalents on these awards are paid on a current basis, and the awards are settled in stock. An RSU award entitles the award holder to receive one share of common stock (or the fair market value of a share in cash or other property) at a specified future time.

Director Retirement Pl an

The Bank has adopted an Outside Director Retirement Plan, which provides benefits to each Outside Director who served as an Outside Director for at least five years and whose years of service as an Outside Director plus age equals or exceeds 55. Benefits are also payable to an Outside Director whose status as an Outside Director terminates due to death or disability or who is an Outside Director upon a change of control of the Company or the Bank. However, no benefits will be payable to a director who becomes an Outside Director after January 1, 2004 or who is removed for cause. An eligible director will be paid an annual retirement benefit equal to $48,000, which will be paid in equal monthly installments for the lesser of the number of months such director served as an Outside Director or 120 months.

In the event of a change of control, benefits under the plan will be paid in a cash lump sum; each eligible director will receive the equivalent of 120 months of benefits. If the Outside Director dies before receiving all benefits payable under the plan, the remaining benefits will be paid to the Outside Director’s surviving spouse. The Company has guaranteed the payment of benefits under the Outside Director Retirement Plan. A director’s right to receive benefits under the plan is no greater than the right of an unsecured general creditor of the Bank or the Company.

Deferred Compensation Program for Outside Directors

The Bank has adopted an Outside Director Deferred Compensation Plan pursuant to which Outside Directors may elect to defer all or a portion of their annual retainer, meeting fees, and inspection fees. Deferred amounts are credited with earnings based on certain mutual fund investments. The deferred amounts plus earnings thereon will be paid to the director in cash after the director’s termination of service, either in a lump sum or, if the director so elects, in annual installments over a period not to exceed five years. The Company has guaranteed the payment of benefits under the Outside Director Deferred Compensation Plan. A director’s right to receive benefits under the plan is no greater than the right of an unsecured general creditor of the Bank or the Company. As of December 31, 2007, there were no participants in this plan.

Indemnity Agr eements

The Company and the Bank have entered into an indemnity agreement with each of the directors, which agreements provide for mandatory indemnification of each director or executive officer to the full extent permitted by law for any claim arising out of such person’s service to the Company or the Bank. The agreements provide for advancement of expenses and specify procedures for determining entitlement to indemnification in a particular case.

Director Summary Co mpensation Table

The table below summarizes the compensation paid by the Company to Outside Directors for the fiscal year ended December 31, 2007.

Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3)(4) ($)	Option Awards(5) ($)	Change in Pension Value and Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Gerard P. Tully, Sr.	84,000	59,688	—	—	160,000	(6)	303,688
James D. Bennett	61,500	59,688	—	25,992	—		147,180
Steven J. D’Iorio	67,700	87,717	13,256	—	—		168,673
Louis C. Grassi	79,000	59,688	—	25,992	—		164,680
Sam Han(7)	19,000	5,372	—	—	—		24,372
Michael J. Hegarty	68,250	59,688	—	—	—		127,938
John J. McCabe	54,000	109,820	25,439	36,209	—		225,468
Vincent F. Nicolosi(8)	64,350	59,688	—	—	—		124,038
Donna M. O’Brien	63,000	87,717	13,256	—	—		163,973
Franklin F. Regan, Jr.(8)	70,200	59,688	—	—	—		129,888
John E. Roe, Sr.	72,000	59,688	—	—	—		131,688
Michael J. Russo	74,500	59,688	—	—	—		134,188

(1)	John Buran, the President and Chief Executive Officer of the Company and the Bank, is also a director of the Company and the Bank but is not included in this table because, as an employee of the Company and the Bank, he receives no compensation for his services as director. The compensation received by Mr. Buran as an employee of the Company and the Bank is shown in the Summary Compensation Table on page 23.
(2)	Reflects the amount of compensation earned in 2007 for an annual retainer, Board and committee meetings, local advisory boards, and property inspection fees.
(3)	Reflects the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with FAS 123(R) and thus may include amounts from awards granted in and prior to 2007. Assumptions used in the calculation of such amounts are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2008. As of December 31, 2007, each Director had the following aggregate number of stock awards outstanding: Gerard P. Tully, Sr., 7,200 RSUs; Michael J. Hegarty, 7,100 RSUs; James D. Bennett, 7,200 RSUs; Steven J. D’Iorio, 10,576 shares/RSUs; Louis C. Grassi, 7,200 RSUs; Sam Han, 2,700; John J. McCabe, 8,889 shares/RSUs; Vincent F. Nicolosi, 7,200 RSUs; Donna M. O’Brien, 10,576 shares/RSUs; Franklin F. Regan, Jr., 7,200 RSUs; John E. Roe, Sr., 7,200 RSUs; and Michael J. Russo, 7,200 RSUs. References to these shares/RSUs for each Director are included in the Security Ownership Table on page 47.
(4)	The amounts shown include the effect of an accelerated expensing due to the fact that certain directors have reached retirement eligibility.
(5)	Reflects the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with FAS 123(R) and thus includes amounts from awards granted prior to 2007. Assumptions used in the calculation of such amounts are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2008. As of December 31, 2007, each Director had the following aggregate number of stock option awards outstanding: Gerard P. Tully, Sr., 22,750; Michael J. Hegarty: 213,500 (which includes options granted while he was employed as President and Chief Executive Officer); James D. Bennett: 59,400; Steven J. D’Iorio: 16,875; Louis C. Grassi: 59,400; Sam Han: 0; John J. McCabe: 31,725; Vincent F. Nicolosi: 59,400; Donna M. O’Brien: 16,875; Franklin F. Regan, Jr.: 59,400; John E. Roe, Sr.: 59,400; and Michael J. Russo: 44,550.
(6)	Represents aggregate amounts earned pursuant to a consulting agreement with the Bank and the Company. An explanation of the main terms of the consulting agreement is contained under the heading “Transactions with Related Persons” on page 11.
(7)	Mr. Han became a director of the Company and Bank on September 1, 2007.
(8)	See “Transactions with Related Persons” on page 11 for a description of certain transactions that may be deemed to result in compensation to Messrs. Nicolosi and Regan.

AUDIT COMMITTEE MATTERS

Report of the Audit C ommittee

The Audit Committee of the Board of Directors is comprised of four Outside Directors, each of whom is independent within the meaning of the Nasdaq corporate governance standards. In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the Company’s accounting, auditing and financial reporting practices. Management is responsible for the Company’s financial reporting process, including the internal control function, and for preparing the Company’s financial statements in accordance with generally accepted accounting principles and assessing the effectiveness of the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for examining those financial statements and expressing an opinion as to the conformity of those financial statements with generally accepted accounting principles as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

In discharging its oversight responsibility, the Audit Committee (1) reviewed and discussed the audited financial statements of the Company at and for the fiscal year ended December 31, 2007 with management and the independent registered public accounting firm, (2) discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” (3) received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board’s Standard No. 1, “Independence Discussions with Audit Committees,” and (4) discussed with the independent registered public accounting firm its independence from the Company.

In addition, the Audit Committee monitored the Company’s progress in assessing compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and reviewed management’s report on internal control over financial reporting and the independent registered public accounting firm’s opinion on the Company’s internal control over financial reporting.

Based on the reviews and discussions with management and the independent registered public accounting firm referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors,

Louis C. Grassi, CPA Chairman	Donna M. O’Brien	John E. Roe, Sr.	Michael J. Russo

Audit Committee Financia l Expert

The Board of Directors of the Company has determined that Louis C. Grassi, the Chairman of the Audit Committee, is an “audit committee financial expert” as defined under SEC rules, and that he is independent as defined under applicable Nasdaq listing standards. Mr. Grassi is a certified public accountant and a certified fraud examiner.

Fees Paid to Independent Registered Public Accou nting Firm

The following table sets forth the aggregate fees billed for professional services to the Company during the fiscal years ended December 31, 2007 and 2006 by the Company’s independent registered public accounting firms. From January 1 through May 10, 2006, the Company’s independent registered public accounting firm was PricewaterhouseCoopers LLP (“PwC”). Effective May 10, 2006, Grant Thornton LLP (“Grant Thornton”) was appointed as the Company’s independent registered public accounting firm.

	Fiscal Year Ended December 31,
	2007	2006(1)
Audit Fees	$498,508	$433,700
Audit-Related Fees	80,098	60,800
Tax Fees	—	—
All Other Fees	—	40,650

Total Fees	$578,606	$535,150

(1)	Includes the following amounts billed by PwC during the period from January 1, 2006 to May 10, 2006: audit fees, $43,700; audit-related fees, $0; and all other fees, $40,650. The total amount of such fees was $84,350.

Audit Fees are fees billed for professional services rendered in connection with the audit of the Company’s annual financial statements and internal control over financial reporting, and reviews of the Company’s quarterly financial statements.

Audit-Related Fees are fees for assurance and related services, consisting primarily of audits of, and consultation with respect to, employee benefit plans.

Tax Fees include fees for tax compliance, tax advice and tax planning.

All Other Fees consisted of consultations in connection with the Company’s attempt to acquire another financial institution and the acquisition of Atlantic Liberty Financial Corporation.

In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by the Company’s independent registered public accounting firm. During fiscal 2007 and 2006, all audit and non-audited services provided by Grant Thornton or PwC were pre-approved by the Audit Committee in accordance with its charter.

PROPO SAL NO. 2

AMENDMENT TO THE 2005 OMNIBUS INCENTIVE PLAN

Overvi ew

The 2005 Omnibus Incentive Plan (the “Omnibus Plan”) was adopted, with stockholder approval, in 2005. The Omnibus Plan is intended to advance the best interests of the Company by providing flexibility to design and grant a variety of types of equity awards and in this way enable the Compensation Committee to fashion incentive awards in the manner it deems to be most advantageous to the growth of the Company and the long term interests of stockholders. The Company has used the Omnibus Plan to significant advantage to retain key officers, employees, and directors and to acquire additional talent from competitors.

At the time the Omnibus Plan was adopted, the Company did not seek authorization to issue additional shares. Instead, the Company applied the shares previously authorized by stockholders for use under the then existing equity plans for use under the Omnibus Plan. The Company has not sought authorization to issue shares under its equity plans since 2003. We are now seeking shareholder approval of an amendment to authorize an additional 600,000 shares for the Omnibus Plan, of which 350,000 would be available for full-value awards (such as restricted stock and RSUs) and 250,000 would be available for non-full-value awards (such as stock options).

As of March 14, 2008 there were 148,188 shares available for future non-full-value awards and 195,877 shares available for future full-value awards. Under the proposed amendment, the number of shares available for non-full-value awards would increase by 250,000, bringing the aggregate number of shares available for such awards to 398,188, and the number of shares available for future full-value awards would increase by 350,000, bringing the aggregate number of shares available for such awards to 545,877.

The amendment to add shares was adopted by the Board of Directors following a review of future share needs given the projected growth of the Company and the potential future acquisition of managerial talent. The number of shares requested is designed to not exceed industry standards for overhang. The overhang rate that would exist for the Company following approval of this proposal would be 11.40%. The Company’s annual awards for the last three years have averaged 1.30% of shares outstanding. It is the Company’s intention to maintain this level of awards. However, it retains the right to increase the rate as business opportunities may dictate. The Board of Directors believes this amendment is necessary to enable the Company to remain competitive with its peers in compensation practices and thereby attract and retain quality employees and directors.

Key features of the Omnibus Plan include the following:

•	Options may not be repriced without prior approval of the Company’s stockholders;

•	The exercise price per share of stock under an option must be not less than the fair market value of the common stock of the Company on the date of grant (subject to very limited exceptions);

•	Awards (other than cash performance awards) are generally subject to a minimum vesting period of three years, subject to certain exceptions (see “Limitations on Awards” below);

•	Awards may (but need not) be structured to qualify as “performance based” under Section 162(m) of the Code;

•

There is one pool of shares available for full-value awards and a separate pool available for non-full-value awards. The Company has the right to transfer shares from the non-full-value pool to the full-value pool on a 3-for-1 basis. This feature allows the Company more flexibility to increase the percentage of the total value of equity compensation delivered in the form of full-value awards, rather than stock options, which enables the Compensation Committee to better manage the Company’s burn rate and overhang; and

•

The Omnibus Plan provides for formula awards to Outside Directors of 3,600 shares of restricted stock or restricted stock units per year. New directors receive a pro rated portion of the annual award for their first year of service.

Description of the Omni bus Plan

The following summary of the Omnibus Plan is qualified by reference to the full text of the plan. The full text of the plan prior to the proposed amendment is on file with the SEC as an appendix to the Company’s proxy statement for its 2005 meeting of stockholders. The text of the provisions as amended subject to stockholder approval is attached hereto as Appendix A.

Shares Available for Awards.

Under the Omnibus Plan, the Company will maintain two pools of available shares. The first pool will be available for full-value awards (such as restricted stock) and will consist of 350,000 shares plus the shares that were available under the Company’s restricted stock plan immediately prior to the effectiveness of the Omnibus Plan. The pool will be decreased by the number of shares delivered under full-value awards. The pool will be increased from time to time by the number of shares that are returned to or retained by the Company as a result of:

•	the cancellation, expiration, forfeiture or other termination of a full-value award (under the Omnibus Plan or the restricted stock plan);

•	the settlement of such an award in cash;

•	the delivery to the award holder of fewer shares than the number underlying the award, including shares that are withheld from a full-value award; or

•	the surrender of shares by an award holder in payment of the purchase price, if any, or taxes relating to a full-value award.

The second pool will be available for non-full-value awards (i.e., awards, such as stock options, whose economic benefit consists of the appreciation in value of the underlying shares). This pool will consist of 250,000 shares plus the shares that were available under the Company’s stock option plan immediately prior to the effectiveness of the Omnibus Plan, plus shares that are returned to or retained by the Company as a result of the cancellation, expiration, forfeiture or other termination of a non-full-value award (under the Omnibus Plan or the stock option plan). This second pool will not be replenished by shares withheld or surrendered in payment of the exercise price or taxes, or retained by the Company as a result of the delivery to the award holder of fewer shares than the number underlying the award or the settlement of the award in cash.

The Omnibus Plan allows the Company to transfer shares from the non-full-value pool to the full-value pool on a 3-for-1 basis. In order to limit potential dilution, the Omnibus Plan does not allow the transfer of shares from the full-value pool to the non-full-value pool. The Omnibus Plan also allows the Company to determine, before or after grant, whether to treat a stock appreciation right settled in stock as a full-value award with respect to the number of shares actually delivered or as a non-full-value award with respect to the number of shares underlying the award.

Administration.    The Omnibus Plan is administered by the Compensation Committee of the Board of Directors. However, until the Board of Directors determines otherwise, all actions by the Committee under the Omnibus Plan also require approval by the Board of Directors. The Committee has discretion to select the persons to whom awards will be granted and to determine the type, number, and terms and conditions of such awards, subject to any specific limitations contained in the Omnibus Plan. The Committee also has the authority and discretion to adopt rules for administering the Omnibus Plan; to amend such rules and outstanding awards; to interpret the Omnibus Plan, administrative rules, and award documents; and to make all other determinations it deems necessary or advisable for the administration of the Omnibus Plan.

Eligibility.    The Committee is authorized to grant awards under the Omnibus Plan to all employees (including officers) of the Company and its subsidiaries and to persons who have been offered employment. The Omnibus Plan also provides for the automatic grant of formula awards to Outside Directors, but they are not eligible to receive discretionary awards.

Types of Awards.    The following is a summary of the types of awards available under the Omnibus Plan. In general, the Committee has the authority to determine all terms and conditions of awards except where such authority is limited by an express provision of the Omnibus Plan. For example, subject to the Omnibus Plan’s minimum vesting requirements described below, the Committee may condition the grant or vesting of an award on continued service, satisfaction of performance goals, or other criteria, and the Committee may provide that the vesting conditions are waived in specified circumstances or may waive them on a case by case basis. In addition, the Committee has general discretion to determine the time and manner of settlement of any award, either at the time of grant or thereafter.

1. Stock Options.    The Committee may grant stock options that are either incentive stock options (“ISOs”) or non-qualified stock options. The number of shares with respect to which ISOs may be granted cannot exceed 600,000. All stock options granted under the Omnibus Plan must have an exercise price which is not less than the fair market value of the common stock on the date of grant (subject to very limited exceptions), and must have a term no longer than ten years. The Committee may determine the dates on which and/or circumstances under which an option may be exercised, as well as the manner in which the exercise price shall be paid. The Committee may provide that the stock options will be transferable on such terms and conditions as it determines. The Omnibus Plan expressly prohibits the repricing of stock options without stockholder approval.

2. Stock Appreciation Rights (“SARs”).    A stock appreciation right entitles the holder to receive, for each share as to which the award is granted, cash or common stock in an amount equal to the excess of the fair market value of the common stock on the exercise date over an amount determined by the Committee, which cannot be less than the fair market value of the common stock on the date of grant (subject to very limited exceptions). The term of an SAR cannot exceed ten years from the date of grant. The Committee may also grant “limited SARs” that will be exercisable only in the event of a “Change in Control” of the Company (described below), and may provide that in the event of a Change in Control SARs or limited SARs may be paid on the basis of the “Change in Control Price” (described below).

3. Restricted Stock.    A restricted stock award is a delivery of common stock, subject to transfer restrictions and a risk of forfeiture. Except as may otherwise be provided by the Committee, upon the termination of the award holder’s employment or service for any reason during the period before the restricted stock has vested, or in the event the conditions to vesting are not satisfied, the restricted stock that has not vested will be forfeited. Unless the Committee determines otherwise, during the restricted period, the award holder will have the right to vote the restricted stock and to receive any cash dividends. Stock dividends will be treated as additional shares of restricted stock and will be subject to the same terms and conditions as the initial grant, unless otherwise provided by the Committee.

4. Restricted Stock Units (“RSUs”).    An RSU award entitles the award holder to receive one share of common stock (or the fair market value of a share in cash or other property) at a specified future time. The Committee may condition the delivery of the shares (or cash) upon the completion of a specified period of service, the attainment of specific performance goals, or other criteria, or may provide for the unconditional delivery of the shares (or cash) on the specified date. The delivery date may be at or after the vesting requirements have been satisfied. In the event of termination of employment or service before the RSU award has vested, the award will be forfeited, except as may be provided by the Committee. RSUs will carry no voting rights until such time as shares of common stock are actually issued. The Committee has the right to determine whether and when dividend equivalents will be paid with respect to an RSU award.

5. Bonus Stock.    The Committee may grant shares of common stock as a bonus or to satisfy other obligations of the Company to pay cash or deliver property under a compensatory program.

6. Dividend Equivalents.    An award of dividend equivalents entitles the award holder to receive an amount equal to the dividends paid on the number of shares underlying the award. The Committee may grant dividend equivalents on a free-standing basis or as part of another award. The Committee may provide that the dividend equivalents are paid at the same time as dividends are paid, or may require payment on a deferred basis, in which case the dividends may be deemed invested in shares of common stock or such other investment as the Committee may provide, or may be credited with interest at a fixed or formula rate.

7. Other Stock-Based Awards.    The Committee is authorized to grant other awards that are denominated or payable in, or valued in whole or part by reference to, common stock or factors that may influence the value of such stock. Awards under this portion of the Omnibus Plan may include performance units, performance shares, securities convertible or exchangeable into common stock, and awards valued by reference to book value or the value of subsidiaries or business units.

8. Performance Awards.    The Committee is authorized to grant awards, payable in cash, common stock, or other property, where either the grant or vesting of the award is subject to satisfaction of pre-established performance conditions. These awards may be either annual or long-term, and may (but need not) be designed to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. For awards intended to qualify as “performance-based” under Section 162(m), the Committee must set objective performance goals based on one or more of the following performance criteria for the Company, on a consolidated basis and/or for specified subsidiaries or affiliates or other business units of the Company: (i) sales or other sales or revenue measures; (ii) operating income, earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items; (iii) net income or net income per common share (basic or diluted) or net interest income; (iv) operating efficiency ratio; (v) return on average assets, return on investment, return on capital, or return on average equity; (vi) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; (vii) loan originations, loan production, loan growth, non-performing loans; (viii) deposits or deposit growth; (ix) net interest, net interest spread, net interest margin; (x) fee income; (xi) economic profit or value created; (xii) operating margin; (xiii) stock price or total stockholder return; and (xiv) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, in relation to one another, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The Omnibus Plan also authorizes the Committee to establish a performance award pool whose size is determined by reference to one or more performance criteria (including those listed above), and to grant awards expressed as a percentage of such pool.

Limitations on Awards.    The Omnibus Plan imposes the following limitations on the Committee’s discretion in making awards to employees and officers.

1. Award Size.    The Omnibus Plan imposes an annual limit on the number of shares and amount of cash which may be subject to awards to an individual that are intended to qualify as “performance-based compensation” under Section 162(m). These annual limits are: (i) 450,000 shares with respect to each of option and SAR awards; (ii) 150,000 shares with respect to each of restricted stock, RSU, bonus stock, free-standing dividend equivalent, and “other stock-based” awards; and (iii) $2 million with respect to cash-based awards. In each case, unused portions of an individual’s annual limit are carried over and available for awards in future years.

2. Minimum Vesting Requirements.    Except as set forth below, all option, SAR, restricted stock, RSU, and “other stock-based” awards granted to employees by the Committee must vest no faster than proportionately over a three-year period from the date of grant. The exceptions to this provision are as follows: (i) the Committee may provide for earlier vesting in the event of disability or retirement (each as defined by the Committee), death, a Change in Control, sale of a subsidiary or business unit, or other special circumstances; (ii) awards whose grant or vesting is based on satisfaction of performance conditions may vest proportionately over a one-year period; (iii) the minimum vesting requirement will not apply to cash dividends or dividend equivalents paid with respect to an award; (iv) shares issued to satisfy a prior obligation to pay cash will not be subject to minimum vesting requirements; and (v) in addition to the above exceptions, up to an aggregate of 50,000 shares may be granted as bonus stock, restricted stock or RSU awards under the Omnibus Plan without any minimum vesting requirements.

3. Option Exercise Price.    The exercise price of all stock options and base price of all SARs must be not less than the fair market value of the common stock on the date of grant, except where the option or SAR is granted in substitution for an outstanding award, in which case the exercise or base price of the option or SAR may be reduced to reflect the value of the award being replaced.

Awards to Outside Directors.    The Omnibus Plan provides for automatic formula awards to Outside Directors. Each Outside Director will receive an annual award of 3,600 RSUs (or shares of restricted stock) as of June 1 of each year. Upon initial election or appointment to the Board of Directors or a change to Outside Director status, an Outside Director will receive a pro rated portion of the annual award consisting of 300 shares of restricted stock (or RSUs) for each full or partial month from the date of such person’s election or appointment or change in status to the following June 1. Each award to an Outside Director will vest with respect to one-third of the underlying shares on the June 1 following the date of grant, and an additional one-third of the underlying shares on each of the two subsequent June 1s, provided the award holder is a director of the Company on such date. However, awards to Outside Directors will become fully vested in advance of this schedule upon a Change in Control (if the director is a member of the Board of Directors at such time) or upon termination of the director’s service on the Board of Directors due to death, disability (as determined by the Committee) or retirement. For this purpose, retirement means a director’s termination of service after five years of service as an Outside Director if the director’s age plus years of service as an Outside Director equals or exceeds 55. At the present time, Messrs. Tully, Bennett, Grassi, Hegarty, Nicolosi, Regan, Roe, and Russo are eligible to retire under this definition. Unless the Committee provides otherwise, dividends or dividend equivalents on these awards will be paid on a current basis, and these awards will be settled in stock.

Change in Control.    The Committee has authority to determine the treatment of awards held by employees in the event of a Change in Control. Such authority includes the ability to vest awards upon a Change in Control and to provide that any cash payment with respect to an award be made based on the Change in Control Price. Awards held by Outside Directors will vest upon a Change in Control. In very general terms, a Change in Control is deemed to occur (1) upon the acquisition of substantially all the assets of the Company or the Bank; (2) when a majority of the board of directors of the Company or the Bank no longer consists of persons who are currently directors or persons nominated by them; (3) upon the acquisition of beneficial ownership, directly or indirectly, of 25% or more of the voting power of the Company or the Bank by any person or group; or (4) upon the consummation of a merger or consolidation of the Company or the Bank with another entity if stockholders of the Company or the Bank fail to beneficially own, directly or indirectly, 50% or more of the voting power of the surviving entity. The Change in Control Price is generally defined as an amount of cash equal to the greater of (1) the highest per share price paid in any transaction triggering or related to the Change in Control, or (2) the highest per share market price paid at any time during the 60-day period preceding the Change in Control.

Adjustments.    In the case of certain changes in the Company’s structure affecting the common stock, including a stock split, recapitalization, merger, payment of a special dividend, sale of substantially all assets, or liquidation, the Committee is required to make such adjustments as it deems equitable in order to prevent dilution or enlargement of benefits, in the number of shares available for awards under the Omnibus Plan, the number of shares as to which awards can be granted to any employee or Outside Director in any year, the number and kind of shares or other property subject to awards then outstanding under the Omnibus Plan, and the exercise price of stock options or other price to be paid by award holders or the Company pursuant to awards under the Omnibus Plan.

The Committee is also authorized to make adjustments in the terms and conditions of outstanding awards (including the performance goals and amounts payable under performance awards and the size of any performance award pool) in recognition of unusual or nonrecurring events, such as the events described above or the acquisition or disposition of a business unit, or in response to changes in applicable laws, accounting principles, or tax rates.

In addition, upon a merger, sale of a business unit, or similar corporate transaction, the Committee may, in its discretion, (1) accelerate the vesting and/or payment date of awards; (2) cash-out outstanding awards; (3) provide for the assumption of outstanding awards by a surviving or transferee company; (4) provide that in lieu of shares of common stock, the award holder will be entitled to receive the consideration he/she would have received for such shares in the transaction (or the value of such consideration in cash); and/or (5) require stock options to be either exercised prior to the transaction or forfeited.

In the event the Company acquires a company or business, the Committee may issue awards in assumption or substitution of awards previously granted by the acquired business. Such replacement awards may be issued on terms which preserve the economic value of the prior awards notwithstanding any general limitations on terms and conditions of awards contained in the Omnibus Plan. In addition, shares issued in connection with such replacement awards will not count against the shares available under the Omnibus Plan.

Amendment and Termination.    No awards may be granted under the Omnibus Plan after the Company’s annual meeting held in 2015, but awards granted before that date will continue in accordance with their terms. No award intended to qualify as “performance-based compensation” under Section 162(m) of the Code (other than options and SARs) may be granted after the Company’s annual meeting held in 2010 unless the material terms of the performance goals have been re-approved by the Company’s stockholders within five years prior to such grant. The Board of Directors may terminate the Omnibus Plan at any earlier time and may from time to time amend the Omnibus Plan, and the Committee may amend outstanding awards, without the consent of stockholders or award holders, subject to certain limitations, including the following: (1) Omnibus Plan amendments will be subject to stockholder approval to the extent required by Nasdaq; (2) no amendment may materially adversely affect the rights of an award holder without such holder’s consent (but amendments that affect the timing of taxation with respect to an award will not be considered material unless they result in a tax penalty to the holder, and adjustments expressly authorized under the Omnibus Plan will not be considered amendments of an award); and (3) the Committee cannot waive or modify any provision of an award in a manner that would negate an express provision of the Omnibus Plan. Notwithstanding the foregoing, the Committee has the right to amend the Omnibus Plan and all outstanding awards without the consent of stockholders or award holders to the extent the Committee determines that such amendment is necessary or appropriate to comply with Section 409A of the Code (governing deferred compensation).

Certain Federal Income Tax Conse quences

The following is a summary of certain federal income tax consequences of certain types of awards that may be made under the Omnibus Plan.

Non-qualified stock options.    No income is recognized by the award holder at the time of grant. Upon exercise of the option, the holder recognizes ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. At disposition of the shares, any appreciation after the date of exercise is treated as capital gain.

ISOs.    An employee generally will not recognize income upon the grant of an ISO or upon its exercise while an employee or within three months after termination of employment (longer in the case of termination due to disability or death). However, the “spread” between the fair market value of the shares at the time of exercise and the exercise price is includible in the calculation of alternative minimum taxable income for purposes of the alternative minimum tax. The exercise of an ISO after expiration of the specified time periods results in such exercise being treated in the same manner as the exercise of a non-qualified stock option. If the shares received upon exercise are held for the longer of two years after grant and one year after exercise, the optionee will recognize capital gain or loss when he/she disposes of the shares. Such gain or loss will be measured by the difference between the exercise price and the amount received for the shares at the time of disposition. If the shares acquired upon exercise of an ISO are disposed of before the end of the above holding period, the disposition is a “disqualifying disposition,” which causes the optionee to recognize ordinary income in an amount generally equal to the lesser of (1) the excess of the value of the shares on the option exercise date over the exercise price or (2) the excess of the amount received upon disposition of the shares over the exercise price. Any excess of the amount received upon disposition of the shares over the value of the shares on the exercise date will be taxed to the optionee as capital gain.

Stock Appreciation Rights.    A recipient of SARs will generally recognize ordinary income at the time of exercise of the SAR in an amount equal to the fair market value of any shares received plus the amount of cash received.

Restricted Stock.    A recipient of restricted stock generally will recognize ordinary income at the time the award is no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of the stock at such time (less any amount paid for the stock). The holding period to determine whether the award holder has long-term or short-term capital gain on a subsequent disposition of the shares generally begins when the forfeiture restrictions lapse, and the tax basis for such shares will generally be the fair market value of the shares on such date. Dividends paid on restricted stock prior to the date on which the forfeiture restrictions lapse generally will be treated as compensation that is taxable as ordinary income to the award holder.

Restricted Stock Units.    A recipient of RSUs generally will recognize ordinary income equal to the amount of cash received in settlement of the award or the fair market value of the common stock on the date that the stock is distributed to the award holder. The capital gain holding period for such stock will commence on the date of distribution.

Dividend Equivalents.    If dividend equivalents are credited with respect to RSUs or other awards, the award holder generally will recognize ordinary income when the dividend equivalents are paid.

Bonus Stock.    A recipient of bonus stock generally will recognize ordinary income on the date of delivery of the stock in an amount equal to the fair market value of the stock on such date.

Cash Payments.    A recipient of a cash performance award or other cash payment generally will recognize ordinary income on the date of payment.

Section 409A.    Certain awards under the Omnibus Plan, including RSUs, may be subject to requirements applicable to nonqualified deferred compensation under Code Section 409A. If such awards fail to comply with the applicable requirements of Section 409A, the award holder may be subject to an additional 20% income tax and interest, and may be required to recognize income earlier than intended under the award.

Company Deductions.    As a general rule, the Company or one of its subsidiaries will be entitled to a deduction for federal income tax purposes at the same time and in the same amount that an award holder recognizes ordinary income from awards under the Omnibus Plan, to the extent such income is considered reasonable compensation under the Internal Revenue Code. The Company will not, however, be entitled to a deduction with respect to payments that are contingent upon a change in control if such payments are deemed to constitute “excess parachute payments” under Section 280G of the Code and do not qualify as reasonable compensation pursuant to that Section; such payments will subject the recipients to a 20% excise tax. In addition, the Company will not be entitled to a deduction to the extent compensation in excess of $1 million is paid to an executive officer named in the proxy statement who was employed by the Company at year-end, unless the compensation qualifies as “performance based” under Section 162(m) of the Code. The Omnibus Plan authorizes the Committee to grant awards that qualify as “performance based,” as well as awards that do not so qualify.

Miscellaneou s

The amendment to the Omnibus Plan will become effective upon stockholder approval. If the stockholders fail to approve the amendments, it will not become effective, and the Company will continue operating under the Omnibus Plan as in effect without the amendment until there are no shares available under the Omnibus Plan. On March 14, 2008, the closing sale price of the common stock was $16.60.

Equity Compensation Plan Information

The following table sets forth securities authorized for issuance under all equity compensation plans of the Company at December 31, 2007:

	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,563,056	$13.45	342,962	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	1,563,056	$13.45	342,962	(1)

(1)	Consists of 153,188 shares available for future non-full value awards and 189,774 shares available for future full value awards.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE 2005 OMNIBUS INCENTIVE PLAN.

PROPOSA L NO. 3

RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008

The Audit Committee has selected Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm for the current fiscal year. Representatives of Grant Thornton are expected to attend the 2008 annual meeting and will have an opportunity to make a statement or to respond to appropriate questions from stockholders. If the stockholders do not ratify the selection of Grant Thornton LLP, the Audit Committee will reconsider their selection.

The Audit Committee dismissed the former auditors, PricewaterhouseCoopers LLP (“PwC”) and approved the change of accountants to Grant Thornton, effective May 10, 2006. No accountant’s report on the financial statements of the Company’s fiscal years ended December 31, 2005 and 2006 or any subsequent interim period contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. There were no “disagreements” (as such term is used in Item 304(a)(1)(iv) of Regulation S-K) with PwC at any time during the periods described above regarding any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreement in connection with its reports. In addition, during the periods described above, no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K) arose in the context of the Company’s relationship with PwC.

During the periods described above prior to engaging Grant Thornton, the Company did not consult with Grant Thornton regarding either: (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and Grant Thornton did not provide either a written report or oral advice to the Company that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (2) any matter that was either the subject of a disagreement or a reportable event.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AN D MANAGEMENT

Stock Ownership of Certain Be neficial Owners

To the knowledge of the Company, the following persons were the beneficial owners of more than five percent of the outstanding shares of common stock of the Company as of February 29, 2008.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class(1)
J.P. Morgan Chase & Co.(2)	1,655,410	7.70%
270 Park Avenue
New York, New York 10017

Dimensional Fund Advisors, LP(3)	1,349,889	6.35%
1299 Ocean Avenue
Santa Monica, CA 90401

Neuberger Berman, LLC(4)	1,146,014	5.39%
605 Third Avenue
New York, NY

(1)	On February 29, 2008, the total number of outstanding shares of the Company’s common stock was 21,336,786.
(2)	According to its filing with the SEC on Schedule 13G/A, J.P. Morgan Chase & Co. has shared dispositive power with respect to 1,641,110 of these shares of common stock, sole voting power with regard to 15,100 of these shares, and shared voting power with regard to 2,300 of these shares. J.P. Morgan Chase & Co., through an affiliate, serves as trustee for the Flushing Financial Corporation Employee Benefit Trust. As of February 29, 2008, there were 1,559,149 shares of the Company’s common stock held in the Flushing Financial Corporation Employee Benefit Trust.
(3)	According to its filing with the SEC on Schedule 13G, Dimensional Fund Advisors, LP has sole voting and dispositive power with respect to 1,349,889 of these shares of common stock.
(4)	According to its filing with the SEC on Schedule 13G, Neuberger Berman, LLC has shared dispositive power with respect to 1,146,014 of these shares of common stock, sole voting power with regard to 13,664 of these shares, and shared voting power with regard to 681,200 of these shares.

Stock Ownership of Managem ent

The following table sets forth information regarding the beneficial ownership of the common stock of the Company as of February 29, 2008, by each director of the Company, by each named executive officer and by all current directors and executive officers as a group.

Name	Shares of Common Stock Beneficially Owned(1)(2)		Percent of Class
Gerard P. Tully, Sr.	318,878	(3)	1.49%
John R. Buran	285,397	(4)	1.34%
James D. Bennett	100,025	(5)	0.47%
Steven J. D’Iorio	22,162	(6)	0.10%
Louis C. Grassi	87,838	(7)	0.41%
Sam Han	0	(8)	0.00%
Michael J. Hegarty	411,073	(9)	1.93%
John J. McCabe	42,074	(10)	0.20%
Vincent F. Nicolosi	97,565	(11)	0.46%
Donna M. O’Brien	22,162	(12)	0.10%
Franklin F. Regan, Jr.	157,566	(13)	0.74%
John E. Roe, Sr.	162,624	(14)	0.76%
Michael J. Russo	254,846	(15)	1.19%
David W. Fry	46,585	(16)	0.22%
Maria A. Grasso	22,755	(17)	0.11%
Francis W. Korzekwinski	108,118	(18)	0.51%
Henry A. Braun	116,671	(19)	0.55%
All current directors and executive officers as a group (25 persons)	2,370,165	(20)	10.56%

(1)	Under the rules of the SEC, beneficial ownership includes any shares over which an individual has sole or shared power to vote or to dispose, as well as any shares that the individual has the right to acquire within 60 days. Unless otherwise indicated, each person has sole voting and dispositive power as to the shares reported. Officers have the power to direct the voting and, subject to plan provisions, the disposition of shares held for their account in the 401(k) Savings Plan and the Stock-Based Profit Sharing Plan (“Profit Sharing Plan”), and have voting power over, but no economic interest in, the shares representing their proportionate voting interest in the Company’s Employee Benefit Trust. Officers and directors have the power to vote, but not the power to dispose of, unvested shares of restricted stock granted to them under the Company’s 1996 Restricted Stock Incentive Plan. The table also includes shares which the named individual had a right to acquire upon the exercise of stock options granted under the Company’s 1996 Stock Option Incentive Plan and the 2005 Omnibus Incentive Plan, which were exercisable on February 29, 2008 as well as shares which the individual would have a right to acquire under either the 1996 Restricted Stock Incentive Plan or the 2005 Omnibus Incentive Plan upon termination of employment or Board service within 60 days of February 29, 2008. No additional stock options are scheduled to become exercisable and no restricted stock units (RSUs) are scheduled to vest within 60 days after February 29, 2008, except upon termination of employment or Board service of certain individuals.
(2)	On February 29, 2008, the total number of shares of common stock outstanding was 21,336,786 (including shares held by the Employee Benefit Trust). As of February 29, 2008, other than Messrs. Tully, Hegarty, Russo and Buran, who beneficially owned 1.49%, 1.93%, 1.19% and 1.34% of the outstanding shares of common stock, respectively, each individual beneficially owned less than 1% of the outstanding shares of common stock, and all current directors and executive officers as a group beneficially owned 10.56% of the outstanding shares of common stock.

(3)	Includes 173,570 shares held jointly by Mr. Tully and his spouse, with whom he shares voting and dispositive power, 54,875 shares held by Mrs. Tully or an entity owned by Mrs. Tully with respect to which Mr. Tully disclaims beneficial ownership, 10,500 shares held by Tulger Contracting Corp. with respect to which Mr. Tully has sole voting and dispositive power, and 22,750 shares underlying exercisable stock options. Also includes 7,200 shares underlying unvested RSUs that vest upon Mr. Tully’s termination of Board service.
(4)	Includes 2,083 shares credited to Mr. Buran’s account in the 401(k) Savings Plan, 5,910 shares credited to his account in the Profit Sharing Plan, 238,950 shares underlying exercisable stock options, and 7,914 shares representing his proportionate voting interest in the Employee Benefit Trust. Excludes 41,500 shares underlying unvested RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.
(5)	Includes 59,400 shares underlying exercisable stock options. Also includes 7,200 shares underlying unvested RSUs that vest upon Mr. Bennett’s termination of Board service.
(6)	Includes 10,125 shares underlying exercisable stock options and 3,376 unvested shares of restricted stock. Excludes 7,200 shares underlying unvested RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.
(7)	Includes 59,400 shares underlying exercisable stock options. Also includes 7,200 shares underlying unvested RSUs that vest upon Mr. Grassi’s termination of Board service.
(8)	Excludes 2,700 shares underlying unvested RSUs that are to be settled in common stock upon vesting which is not expected to occur within 60 days.
(9)	Includes 213,500 shares underlying exercisable stock options. Also includes 7,100 shares underlying unvested RSUs that vest upon Mr. Hegarty’s termination of Board service.
(10)	Includes 28,350 shares underlying exercisable stock options and 1,689 unvested shares of restricted stock. Excludes 7,200 shares underlying unvested RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.
(11)	Includes 10,597 shares held jointly by Mr. Nicolosi and his spouse, with whom he shares voting and dispositive power, and 59,400 shares underlying exercisable stock options. Also includes 7,200 shares underlying unvested RSUs that vest upon Mr. Nicolosi’s termination of Board service.
(12)	Includes 10,125 shares underlying exercisable stock options and includes 3,376 unvested shares of restricted stock. Excludes 7,200 shares underlying unvested RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.
(13)	Includes 2,250 shares held by Mrs. Regan with respect to which Mr. Regan disclaims beneficial ownership, and 59,400 shares underlying exercisable stock options. Also includes 7,200 shares underlying unvested RSUs that vest upon Mr. Regan’s termination of Board service.
(14)	Includes 15,225 shares held by Mrs. Roe with respect to which Mr. Roe disclaims beneficial ownership. Also includes 15,525 shares held by City Underwriting Agency, Inc. Defined Profit Sharing Plan and Trust, with respect to which Mr. Roe shares voting and dispositive power, and 59,400 shares underlying exercisable stock options. Also includes 7,200 shares underlying unvested RSUs that vest upon Mr. Roe’s termination of Board service.
(15)	Includes 203,096 shares held jointly by Mr. Russo and his spouse with whom he shares voting and dispositive power and 44,550 shares underlying exercisable stock options. Also includes 7,200 shares underlying unvested RSUs that vest or become exercisable upon Mr. Russo’s termination of Board service.
(16)	Includes 1,910 shares credited to Mr. Fry’s account in the 401(k) Savings Plan, 7,174 shares credited to his account in the Profit Sharing Plan, 180 unvested shares of restricted stock, 23,300 shares underlying exercisable stock options, and 7,914 shares representing his proportionate voting interest in the Employee Benefit Trust. Excludes 15,800 shares underlying unvested RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.
(17)	Includes 1,575 shares credited to Ms. Grasso’s account in the 401(k) Savings Plan, 700 shares credited to her account in the Profit Sharing Plan, 10,000 shares underlying exercisable stock options, and 7,914 shares representing her proportionate voting interest in the Employee Benefit Trust. Excludes 16,400 shares underlying unvested RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.
(18)	Includes 22,008 shares held jointly by Mr. Korzekwinski and his spouse with whom he shares voting and dispositive power. Also includes 10,152 shares credited to Mr. Korzekwinski’s account in the 401(k) Savings Plan, 17,169 shares credited to his account in the Profit Sharing Plan, 50,875 shares underlying exercisable stock options, and 7,914 shares representing his proportionate voting interest in the Employee Benefit Trust. Excludes 16,000 shares underlying unvested RSUs that are to be settled in common stock upon vesting which is not expected to occur within 60 days.
(19)	Includes 6,700 shares credited to Mr. Braun’s account in the 401(k) Savings Plan, 17,992 shares credited to his account in the Profit Sharing Plan, and 42,500 shares underlying exercisable stock options. Mr. Braun retired from the Company on January 2, 2008 and has two years to exercise his stock options.
(20)	Includes 21,228 shares credited to accounts of executive officers in the 401(k) Savings Plan, 43,191 shares credited to their accounts in the Profit Sharing Plan, 9,071 unvested shares of restricted stock held by executive officers and directors, 993,505 shares underlying exercisable stock options held by executive officers and directors, and 79,140 shares representing the proportionate voting interest of executive officers in the Employee Benefit Trust. Also includes 57,500 shares underlying unvested RSUs that vest upon termination of Board service. Excludes 137,400 shares underlying unvested RSUs that are to be settled in common stock upon vesting which is not expected to occur within 60 days. Also excludes the 116,671 shares referenced in footnote (19) above beneficially owned by Mr. Braun, who retired effective January 2, 2008.

Section 16(a) Beneficial Ownership Reporting Complianc e

Based solely on a review of copies of reports furnished to the Company or written representations that no other reports were required, the Company believes that during the fiscal year ended December 31, 2007, all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to its executive officers and directors were complied with, except that Mr. Hartmann was late filing a transaction required to be filed on Form 4 to report the disposition of 500 shares of the Company’s common stock.

OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL M EETING

The last date for timely filing stockholder proposals relating to the annual meeting under the Company’s bylaws was March 18, 2008. As of the date of this proxy statement, the Board of Directors has not received notice of any business, and presently knows of no business, that will be presented for consideration at the annual meeting other than as stated in the notice of annual meeting of stockholders that is attached to this proxy statement. If, however, other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS FOR 2009 ANNU AL MEETING

To Present Proposal at Annual Meeting.    The bylaws of the Company provide an advance notice procedure for a stockholder to properly bring business before an annual meeting. The stockholder must give written advance notice to the Corporate Secretary of the Company which must be received not more than ninety days nor less than sixty days prior to the anniversary of the date of the immediately preceding annual meeting. In accordance with these provisions, a stockholder proposal in connection with the 2009 annual meeting of stockholders must be received by the Corporate Secretary on or before March 20, 2009 in order to be timely. However, in the event that the date of the forthcoming annual meeting is more than thirty days after the anniversary date of the prior year’s meeting, such written notice will also be timely if it is received by the Corporate Secretary by the earlier of (1) the 10th day prior to the forthcoming meeting date, or (2) the close of business on the 10th day following the date on which the Company first makes public disclosure of the meeting date.

The advance notice by stockholders must include the stockholder’s name and address, a representation that the stockholder is a holder of record of the Company’s stock entitled to vote at such meeting (or if the record date for such meeting is subsequent to the date required for such stockholder notice, a representation that the stockholder is a holder of record at the time of such notice and intends to be a holder of record on the date of such meeting) and intends to appear in person or by proxy at such meeting to propose such business, a brief description of the proposed business, the reason for conducting such business at the annual meeting, and any material interest of such stockholder in the proposed business. In the case of nominations for election to the Board of Directors, certain information regarding the nominee must also be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

To Include Proposal in the Company’s Proxy Statement.    In order for a stockholder proposal to be eligible for inclusion in the proxy materials of the Company for the 2009 annual meeting of stockholders, it must be received at the Company’s executive offices no later than December 5, 2008. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934. See “Corporate Governance—Director Nominations” regarding the deadlines and procedures for submitting a director candidate for consideration by the Nominating and Governance Committee.

MISCELL ANEOUS

The Report of the Audit Committee and the Report of the Compensation Committee which are set forth in this proxy statement shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the information under such headings by reference, and shall not otherwise be deemed filed under such Acts.

By Order of the Board of Directors,

Maria A. Grasso
Corporate Secretary

Lake Success, New York

April 7, 2008

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR, ALTERNATIVELY, TO INDICATE YOUR VOTING INSTRUCTIONS OVER THE INTERNET OR BY TELEPHONE, IF AVAILABLE.

APPENDIX A

AMENDMENT TO THE 2005 OMNIBUS INCENTIVE PLAN

4.	Stock Subject To Plan.

(a) Overall Number of Shares Available for Delivery.    The total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be (i) 600,000 shares, plus (ii) the number of shares that, immediately prior to the Effective Date, remained available for new awards under the Preexisting Plans, plus (iii) the number of shares subject to awards under the Preexisting Plans which become available in accordance with Section 4(b) after the Effective Date; provided, however, that the total number of shares with respect to which ISOs may be granted shall not exceed 600,000. The shares available under this Section 4(a) shall consist of two designated “share pools,” of which one (“Pool 1”) shall be available for Full-Value Awards and the other (“Pool 2”) shall be available for Awards relating to Stock that are not Full-Value Awards. Pool 1 shall consist of (i) 350,000 shares, plus (ii) the number of shares that, immediately prior to the Effective Date, remained available for new awards under the Company’s 1996 Restricted Stock Incentive Plan, plus (iii) shares subject to Full-Value Awards under the Preexisting Plans that become available under Section 4(b) of this Plan after the Effective Date, and Pool 2 shall consist of all other shares available under the Plan; provided, however, that the Committee may increase Pool 1 above its existing limit by reducing the shares available in Pool 2 by three shares for each share added to Pool 1 (which shall have the net effect of reducing the total number of shares available under the Plan). The total number of shares available under the Plan and the shares designated for Pool 1 and Pool 2 are subject to adjustment as provided in Section 11(c). Any shares of Stock delivered under the Plan may consist of authorized and unissued shares or treasury shares.

A-1

002CS-61635

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Eastern Standard Time, on May 20, 2008.

Vote by Internet

Log on to the Internet and go to www.investorvote.com

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR the election of all nominees, FOR Proposal 2 and FOR Proposal 3.

1. Election of Class A Directors:

For Withhold

01 – Michael J. Hegarty (for a term expiring in 2011)

02 – John J. McCabe

(for a term expiring in 2011)

For Withhold

03 – Donna M. O’Brien

(for a term expiring in 2011)

For Withhold

04 – Michael J. Russo

(for a term expiring in 2011)

For Withhold

2. Approval of an amendment to the Company’s 2005 Omnibus Incentive Plan.

For Against Abstain

3. Ratification of Appointment of Grant Thornton, LLP as Independent Registered Public Accounting Firm for year ending December 31, 2008.

For Against Abstain

In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting or at any adjournment thereof.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below. Signature 1 - Please keep signature within the box Signature 2 - Please keep signature within the box

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – Flushing Financial Corporation

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS MAY 20, 2008

The undersigned hereby appoints Maria A. Grasso and David W. Fry, and each of them, proxies for the undersigned, with full power of substitution and revocation in each, to vote all shares of Flushing Financial Corporation Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Flushing Financial Corporation to be held on Tuesday, May 20, 2008 at 2:00 p.m., New York time, at the LaGuardia Marriott located at 102-05 Ditmars Boulevard, East Elmhurst, New York 11369, or at any adjournment thereof. Please indicate your vote by telephone or over the Internet as described on the reverse side of this proxy card, or mark, date, sign and return this proxy as indicated on the reverse side to vote on any item. If you wish to vote by mail in accordance with the Board of Directors’ recommendations, please sign on the reverse side and return promptly in the enclosed envelope; no boxes need to be checked. The shares represented by this proxy will be voted as directed by the stockholder(s). If no direction is given when the duly executed proxy is returned, such shares will be voted FOR the election of all nominees in Item 1, FOR proposal 2, and proposal 3. TO DIRECT A VOTE, PLEASE INDICATE YOUR INSTRUCTIONS BY TELEPHONE OR OVER THE INTERNET AS DESCRIBED BELOW, OR MARK, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.